UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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EXIDE TECHNOLOGIES

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13000 Deerfield Parkway

Building 200

Milton, Georgia 30004

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD SEPTEMBER 20, 2012

To our Stockholders:

You are cordially invited to attend the 2012 annual meeting of stockholders of Exide Technologies, which will be held at the Atlanta Marriott Alpharetta, 5750 Windward Parkway, Alpharetta, Georgia 30005, on Thursday, September 20, 2012, beginning at 9:00 a.m. local time. At the meeting, the record holders of our common stock will act on the following matters:

(1)	The election of nine directors;

(2)	Advisory vote to approve the compensation of our named executive officers (as described in the proxy statement);

(3)	The ratification of the appointment of our independent auditors for fiscal 2013; and

(4)	Any other matters that properly come before the meeting.

Our Board of Directors recommends that stockholders vote “FOR” for each director nominee and “FOR” items 2 and 3. We are furnishing proxy materials to stockholders primarily by the Internet. This process expedites stockholders’ receipt of the materials, significantly lowers the costs of our annual meeting, and conserves natural resources. On or about August 2, 2012, we expect to mail our Notice of Internet Availability of Proxy Materials, which includes instructions on how you can receive a paper copy of the proxy materials. For stockholders who previously elected to receive a paper copy of the proxy materials, we expect to mail the proxy materials on or about August 2, 2012.

All holders of record of shares of our common stock at the close of business on July 23, 2012 are entitled to vote at the meeting and any postponements or adjournments of the meeting. You may vote your shares through the Internet or by calling a toll-free number. If you received a paper copy of the proxy card or voting instruction form by mail, you may sign, date, and mail your properly executed proxy card or voting instruction form. We include instructions about each voting option in the proxy statement and proxy card. You may also vote in person at the meeting.

The enclosed proxy statement describes the proposals set forth above in more detail. We urge you to read the proxy materials carefully before you decide how to vote.

Please note that due to space limitations, stockholders may only bring one guest. Admission to the meeting will be on a first-come, first-served basis. Registration will begin at 8:00 a.m., local time, and seating will begin at 8:30 a.m., local time. Stockholders may be asked to present valid, government-issued picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership. Cameras (including cellular phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the meeting.

By order of the Board of Directors,

James R. Bolch	Brad S. Kalter
President and Chief Executive Officer	Vice President, Deputy General Counsel and Corporate Secretary

July 27, 2012

YOUR VOTE IS IMPORTANT

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be held on September 20, 2012. This notice of meeting, our proxy statement and our annual report are available at www.proxyvote.com.

13000 DEERFIELD PARKWAY

BUILDING 200

MILTON, GEORGIA 30004

PROXY STATEMENT, DATED JULY 27, 2012

The Board of Directors of Exide Technologies (the “Board”) is soliciting proxies from its stockholders to be voted at the 2012 annual meeting of stockholders (“Annual Meeting”) to be held on Thursday, September 20, 2012, beginning at 9:00 a.m., local time, at the Atlanta Marriott Alpharetta, 5750 Windward Parkway, Alpharetta, Georgia 30005, and at any postponements or adjournments of the Annual Meeting. This proxy statement contains information related to the Annual Meeting. Directions to the Atlanta Marriott Alpharetta are included at the end of this proxy statement. On August 2, 2012, we expect to mail to our stockholders of record our Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and annual report and vote online. The notice also includes instructions on how you can receive a paper copy of the proxy materials. For stockholders who previously elected to receive a paper copy of the proxy materials, we expect to mail the proxy materials on or about August 2, 2012. The fiscal year ended March 31, 2012 is referred to as “fiscal 2012” in this proxy statement. Unless the context indicates otherwise, the “Company,” “Exide,” “we” or “us” refers to Exide Technologies and its subsidiaries.

QUESTIONS AND ANSWERS RELATING TO THE ANNUAL MEETING

Why did I receive these materials?

We are providing these materials in connection with the Board’s solicitation of proxies to be voted at our Annual Meeting. Stockholders as of the close of business on July 23, 2012, (the “Record Date”) are entitled to vote at our Annual Meeting. As a stockholder, you are invited to attend the Annual Meeting and are requested to vote on the items of business described in this proxy statement. This proxy statement provides notice of the Annual Meeting, describes the proposals presented for stockholder action and methods of voting and includes information required to be disclosed to stockholders. The proxy enables stockholders to vote on the matters without having to attend the Annual Meeting in person.

How are these materials being distributed?

We are furnishing proxy materials to our stockholders primarily through the Internet. On or about August 2, 2012, we expect to mail to our stockholders a Notice of Internet Availability containing instructions on how to access our proxy materials, including our proxy statement and our annual report. The Notice of Internet Availability also instructs stockholders on how to access the proxy card to be able to vote through the Internet or by telephone. Other stockholders, in accordance with their prior requests, have received e-mail notification of how to access our proxy materials and vote by the Internet, or have been mailed paper copies of our proxy materials and a proxy card or voting form.

Internet distribution of our proxy materials is designed to expedite receipt by stockholders, lower the cost of the Annual Meeting, and conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability.

Who is entitled to vote at the Annual Meeting?

Only stockholders of record at the close of business on the Record Date are entitled to receive notice of, and to participate in, the Annual Meeting. If you were a stockholder of record on the Record Date, you will be entitled to vote all of the shares that you held on that date at the Annual Meeting, or any postponements or adjournments of the Annual Meeting.

How many votes do I have?

You will be entitled to one vote for each share of our common stock you own as of the Record Date. As of the Record Date, there were 78,372,280 shares of our common stock outstanding.

Who can attend the Annual Meeting?

Subject to space availability, all stockholders as of the Record Date, or their duly appointed proxies, may attend the Annual Meeting, and each may be accompanied by one guest. Since seating is limited, admission to the Annual Meeting will be on a first-come, first-served basis. Registration will begin at 8:00 a.m., local time and seating will begin at 8:30 a.m., local time. If you attend, please note that you may be asked to present valid, government-issued picture identification, such as a driver’s license or passport. Cameras (including cell phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the Annual Meeting.

Please also note that if you hold your shares in “street name” (that is, through a broker, bank or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date.

Please let us know if you plan to attend the Annual Meeting by marking the appropriate box on the enclosed proxy card or, if you vote by telephone or Internet, indicating your plans when prompted.

How many shares must be present or represented to transact business at the Annual Meeting?

The presence or representation at the Annual Meeting, in person or by proxy, of the holders of a majority of the aggregate voting power of the common stock outstanding on the Record Date will constitute a quorum, permitting the conduct of business at the Annual Meeting. As of the Record Date, 78,372,280 shares of common stock, representing the same number of votes, were outstanding. Accordingly, the presence of the holders of common stock representing at least 39,186,141 votes will be required to establish a quorum.

Proxies received by us but marked as abstentions, votes withheld and broker non-votes will be included in the calculation of the number of votes considered to be present at the Annual Meeting.

How can I vote my shares in person at the Annual Meeting?

Shares held in your name as the stockholder of record (that is, if your shares are registered directly in your name with our transfer agent) may be voted by you in person at the Annual Meeting. Shares held by you beneficially in “street name” through a broker, bank or other nominee may be voted by you in person at the Annual Meeting only if you obtain a legal proxy from the broker, bank or other nominee that holds your shares giving you the right to vote the shares. If you have voted by telephone, Internet or mail and later decide to attend and vote at the Annual Meeting, you may do so.

Can I vote by telephone or through the Internet?

If you are a stockholder of record, you may vote by telephone, or over the Internet, by following the instructions included with your proxy card. If your shares are held beneficially in “street name,” please check your proxy card or contact your broker, bank or other nominee to determine whether you will be able to vote by telephone or over the Internet. The deadline for voting by telephone or over the Internet is 11:59 p.m., local time, on September 19, 2012. If you received a paper copy of the proxy card or voting instruction form by mail, you may sign, date, and mail your properly executed proxy card or voting instruction form.

Can I change my vote after I return my proxy card?

Yes. If you are a stockholder of record, you may revoke or change your vote at any time before the proxy is exercised by filing with our Corporate Secretary, 13000 Deerfield Parkway, Building 200, Milton, Georgia 30004, a notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person. For shares you hold beneficially in “street name” through a broker, bank or other nominee, you may change your vote by submitting new voting instructions to your broker, bank or other nominee or, if you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your shares, by attending the Annual Meeting and voting in person. In either case, the powers of the proxy holders will be suspended if you attend the Annual Meeting in person and so request, although attendance at the Annual Meeting will not by itself revoke a previously granted proxy.

Who counts the votes?

Votes will be counted by a representative of Broadridge Financial Solutions, Inc. (“Broadridge”), and certified by the Inspectors of Election, who will be an employee of a third party firm that works with Broadridge. If you are a stockholder of record, your signed proxy card should be mailed directly to Broadridge for tabulation. If you hold your shares beneficially in “street name” through a broker, bank or other nominee, your broker, bank or other nominee will return one proxy card to Broadridge on your behalf.

Will stockholders be asked to vote on any other matters?

Management does not know of any matters other than described in this proxy statement that will be presented for action at this Annual Meeting. However, if any other matters properly come before the Annual Meeting, the persons named as proxies for stockholders will vote in accordance with the recommendation of the Board or, in absence of such a recommendation, in accordance with the best judgment of the proxy holders on those matters in the manner they consider appropriate. See “Stockholder Proposals and Director Nominations for 2013 Annual Meeting.”

What vote is required to approve each item?

Election of Directors.    The affirmative vote of a plurality of the votes cast at the Annual Meeting is required for the election of directors (Proposal 1). A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

Advisory Vote on Named Executive Officer Compensation.    Approval of the non-binding advisory vote to approve named executive officer compensation (Proposal 2) requires the affirmative vote of the holders of a majority of the votes cast in person or represented by proxy, and entitled to vote. Since Proposal 2 is non-binding, the Board is not obligated to follow the recommendation of the stockholders, but will consider such advisory vote.

Ratification of Independent Auditors.    For the ratification of the appointment of our independent auditors for fiscal 2013 (Proposal 3), the affirmative vote of the holders of a majority of the votes cast in person or represented by proxy, and entitled to vote on the item will be required for approval or ratification.

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board. The Board’s recommendation is set forth together with the description of each item in this proxy statement. In summary, the Board recommends a vote “FOR” each of the director nominees, FOR the fiscal 2012 named executive officer compensation, and FOR ratification of the appointment of our independent auditors.

How are votes counted?

In the election of directors, you may vote “FOR” all or some of the nominees or you may vote to “WITHHOLD AUTHORITY” with respect to one or more of the nominees. You may not cumulate your votes for the election of directors.

For Proposal 2 and Proposal 3, you may vote “FOR,” “AGAINST” or “ABSTAIN.” A properly executed proxy marked “ABSTAIN” with respect to any matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. An abstention will have the same effect as a vote “AGAINST” Proposals 2 and 3. If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items.

If you hold your shares in “street name” through a broker, bank or other nominee rather than directly in your own name, then your broker, bank or other nominee is considered the stockholder of record, and you are considered the beneficial owner of your shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares at the Annual Meeting. The broker, bank or other nominee that is the stockholder of record for your shares is obligated to provide you with a voting instruction card for you to use for this purpose.

If you hold your shares in “street name” but you fail to provide voting instructions to your broker, bank or other nominee, your shares may constitute “broker non-votes.” Broker non-votes may be voted on routine matters such as the ratification of the appointment of our independent auditors. Please note, however, that brokers, banks and other nominees are not permitted to vote uninstructed shares on a discretionary basis in the election of directors or the advisory vote to approve the compensation of our named executive officers. As a result, if you hold your shares in “street name” and you do not instruct your broker, bank or nominee how to vote your shares on proposals 1 or 2, no votes will be cast on your behalf for these proposals. Therefore, it is critical that you indicate your vote if you want it to be counted for these proposals.

If you are a beneficial owner and your broker, bank or other nominee holds your shares in its name, it is permitted to vote your shares only on the ratification of the appointment of our independent auditors (Proposal 3) if the broker, bank or other nominee does not receive voting instructions from you.

What should I do if I receive multiple Notices of Internet Availability or sets of voting materials?

You may receive more than one Notice of Internet Availability or, if you receive printed materials, you may receive sets of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive.

Where can I find the voting results of the Annual Meeting?

We intend to announce the preliminary voting results at the Annual Meeting and publish the final results in a Report on Form 8-K to be filed within four business days following conclusion of our Annual Meeting.

PROPOSALS SUBMITTED FOR STOCKHOLDER VOTE

PROPOSAL 1 — ELECTION OF DIRECTORS

The Board currently consists of nine directors. The Nominating and Corporate Governance Committee recommended to the Board, and the Board approved the nomination of each of the nominees below for election to serve a one-year term set to expire at the 2013 Annual Meeting of stockholders or until his or her successor is duly elected and qualified. Our Board expects that all of the nominees will be able and willing to serve as directors. If any nominee is not available to serve as a director at the time of the Annual Meeting, the persons named on the proxy may vote for another candidate nominated by our Board, or our Board may reduce the number of directors. Our Board has determined that each of the director nominees below, except our President and Chief Executive Officer, James R. Bolch, is an “independent director” as defined in the NASDAQ Listing Rules, as currently in effect (the “NASDAQ Rules”).

Each of the nominees named below is currently a member of our Board. Biographical information and additional qualifications about each director nominee, as of July 1, 2012, appears below.

Director Nominees

Herbert F. Aspbury

Director since 2006

Mr. Aspbury, 67, is the former Chairman of the Board of Trustees of Villanova University, a position he held from 2008 until his retirement in December 2010. Mr. Aspbury previously served as the chair of the University’s Audit and Finance Committee. He has also served as an Adjunct Professor of the Fisher Graduate School of International Business of the Monterey Institute of International Studies, and has lectured at Cornell University’s joint MBA program with Queens University, Ontario. Mr. Aspbury retired from Chase Manhattan Bank in 2000 where he served in a number of capacities, most recently as the London-based Regional Executive for Europe, Africa and the Middle East. Mr. Aspbury was a member of Chase’s Management Committee, and also sat on the Management Committees of Chase’s predecessor banks, Manufacturers Hanover Trust Company and Chemical Bank. His overall banking career spanned 34 years, and was focused on corporate and investment banking. Mr. Aspbury is also a past director of the Royal Oak Foundation, the U.S. arm of Britain’s National Trust, and served as its Chairman from 2004 through 2007. In April 2011, he joined the board of the Turks & Caicos Banking Company, a private bank which manages money for residents of the islands. Mr. Aspbury is Chairman of the Audit Committee, an audit committee financial expert under SEC rules, and a member of the Finance Committee.

Director Qualifications:    Mr. Aspbury’s previous service at Chase and other banking institutions is valuable to the Board’s oversight of the Company’s capital structure and capital financing strategies. Mr. Aspbury’s exposure to European and other global markets, as well as cross-border management experience, is particularly beneficial to the Company in light of our global operations.

James R. Bolch

Director Since 2010

Mr. Bolch, 54, is our President and Chief Executive Officer (“CEO”). Mr. Bolch joined the Company in July 2010. His career has spanned 29 years in global industrial businesses serving a variety of customer segments. Before joining Exide, he served as Senior Vice President and President, Industrial Technologies Sector at Ingersoll Rand Company. From 2005-2010, he led the Industrial Technologies Sector of Ingersoll Rand, with multiple business lines and 25 global manufacturing sites. He joined Ingersoll Rand in 2005 from Schindler Elevator Corporation, where he served as Executive Vice President of the Service Business. Prior to his tenure at Schindler Elevator Corporation, Mr. Bolch spent 21 years with United Technologies Corporation (UTC), starting in engineering and program management roles with United Technologies Optical Systems, later moving to Otis Elevator Company where he progressed to Vice President, Otis Service. In his last role at UTC, he served as Vice President, Operations, for the UTC Power Division. Mr. Bolch currently serves as a member of the Board of Directors of Chicago Bridge & Iron Company, N.V.

Director Qualifications:    Mr. Bolch’s experience serving in senior executive positions with a large multi-national public company has allowed him to develop leadership and operational expertise that are important to the Company’s future success. As President and CEO, Mr. Bolch is uniquely qualified to provide the Board important insight into our operations and overall strategies.

Michael R. D’Appolonia

Director since 2004

Mr. D’Appolonia, 63, served as the President and Chief Executive Officer of Kinetic Systems, Inc., a global provider of process and mechanical solutions to the electronics, solar and biopharmaceutical industries from 2006 until his retirement in September 2010. From 2001 through 2005, Mr. D’Appolonia was President of Nightingale & Associates, LLC, a global management consulting firm providing financial and operational restructuring services to both publicly and privately held middle-market companies. In his consulting capacity, Mr. D’Appolonia served as an executive officer of a number of companies including Cone Mills Corporation, Moll Industries, Inc., McCulloch Corporation, Ametech, Inc., Halston Borghese, Inc. and Simmons Upholstered Furniture Inc. Mr. D’Appolonia’s recent public company board of directors experience includes Westmoreland Coal Company (2008 — present) and The Washington Group (2001-2007). In addition to his experience with public companies, Mr. D’Appolonia previously served as a member of the board of directors of private companies including Kinetic Systems, Inc., and Reorganized Cone Mills Corporation. Mr. D’Appolonia is a member of the Audit Committee and the Nominating and Corporate Governance Committee.

Director Qualifications:    Mr. D’Appolonia has significant executive, financial and operational expertise as a result of his previous executive positions. Mr. D’Appolonia also possesses significant experience serving on boards of directors for small and medium market private and public companies.

David S. Ferguson

Director since 2005

Mr. Ferguson, 67, is the principal of DS Ferguson Enterprises, LLC, a retail consulting business. From September 2000 through July 2003, Mr. Ferguson served as President and Chief Executive Officer of Walmart Europe. Prior to that, he was President and Chief Executive Officer of Walmart Canada from February 1996 to September 2000. Mr. Ferguson was President and Chief Operating Officer as well as a director of Stuarts Department Stores from August 1994 through October 1995. Mr. Ferguson is a member of the board of directors of the Empire Company Limited, the parent company of Sobeys Inc., a Canadian grocery chain, a member of the Dean’s Advisory Board of the Business School at Morehouse College and a member of the Advisory Board of Emerge Scholarships, Inc., a 501(c)(3) non-profit organization that provides scholarships to women whose educations have been interrupted. Mr. Ferguson previously served on the Board of Advisors for Miller Zell, Inc., and Vice-Chairman of the board of directors of NSB Retail Systems Plc. Mr. Ferguson is the Chairman of the Nominating and Corporate Governance Committee and a member of the Audit Committee.

Director Qualifications:    Mr. Ferguson has significant global operational experience due to his previous executive positions with Wal*Mart. Mr. Ferguson also possesses significant understanding of retailing as a result of his previous executive positions. These areas of expertise provide value to the Board in understanding global marketing issues and, in particular, the Company’s relationships with third party retailers.

John O’Higgins

Director since 2010

Mr. O’Higgins, 48, is the Chief Executive of Spectris plc, a UK-headquartered company that provides analytical measurement and industrial controls for a variety of industries, and has served in that capacity since 2006. Mr. O’Higgins previously worked at Honeywell International, Inc. from 1991 to 2005, most recently as President of Asia Pacific from 2002 to 2005. Mr. O’Higgins began his career as a development engineer for Daimler Benz. Mr. O’Higgins is a member of the Audit Committee.

Director Qualifications:    Mr. O’Higgins possesses significant executive and operational skills as a current corporate chief executive. Mr. O’Higgins global experience and European background are additional valuable qualifications due to the global scope of the Company’s operations.

Dominic J. Pileggi

Director since 2010

Mr. Pileggi, 60, is Chairman of Thomas & Betts Corporation, a subsidiary of ABB Ltd. Thomas & Betts is a leading manufacturer and marketer of electrical components for worldwide industrial, construction and utility markets, a position he has held since 2006. From January 2004 until his retirement in 2012, Mr. Pileggi also served as Thomas & Betts’ Chief Executive Officer. Prior to being named CEO, Mr. Pileggi served in various other management positions at Thomas & Betts, including Chief Operating Officer, President — Electrical Products and President — Electronics. Mr. Pileggi has also held senior executive positions at Casco Plastic, Inc., Jordan Telecommunications and Viasystems. He began his career at Procter & Gamble. Mr. Pileggi’s recent public company board of directors experience includes Chairman of the Board of Thomas & Betts (2006 — present) and board member of Viasystems Group, Inc. (February 2012 — present) and Lubrizol Corporation (2005 — 2011). Mr. Pileggi is a member of the Nominating and Corporate Governance Committee and the Compensation Committee.

Director Qualifications:    Mr. Pileggi possesses significant executive, operational and marketing expertise and a broad understanding of global industrial and consumer markets. Mr. Pileggi’s other board positions, including serving as his a company chairman, provide Mr. Pileggi with a unique basis for understanding our business and governance process.

John P. Reilly

Director since 2004

Mr. Reilly, 68, is the retired Chairman, President and Chief Executive Officer of Figgie International. Mr. Reilly has more than thirty years of experience in the automotive industry, where he has served as President and CEO of a number of automotive suppliers, including Stant Corporation and Tenneco Automotive. He has also held leadership positions at the former Chrysler Corporation and Navistar, and has served as President of Brunswick Corporation. Mr. Reilly’s recent public company board of directors experience includes Material Sciences Corporation (2008 — present) and Timken Company (2006 — present). In addition to his experience with public companies, Mr. Reilly also serves as a member of the Board of Directors of Marshfield Door Systems, Inc. Mr. Reilly serves as Chairman of the Board and a member of the Compensation Committee.

Director Qualifications:    Mr. Reilly has significant experience in the automotive industry, a key strategic market for the Company. Mr. Reilly also has significant executive experience with large multi-national manufacturing enterprises. Mr. Reilly’s significant roles in the automotive industry and executive experience, as well as other public company board service, are important factors that make him well-qualified to serve as the Chairman of the Board.

Michael P. Ressner

Director since 2004

Mr. Ressner, 63, is a retired Nortel Networks executive who, between 1981 and 2003, served in a number of senior financial and operational management positions. Mr. Ressner was an Adjunct Professor of Applied Financial Management at North Carolina State University between 2002 and 2004. He has been an adviser within the College of Management at North Carolina State University since 2004. Mr. Ressner’s recent public company board of directors experience includes Magellan Health Services, Inc. (2003 — present), Tekelec, Inc. (2006-2011), Entrust, Inc. (1999-2009), Riverstone Networks, Inc. (2003-2006) and Proxim Corporation (2003-2005). In addition to his experience with public companies, Mr. Ressner previously served on the board of Arsenal Digital Solutions. Mr. Ressner is Chairman of the Finance Committee and a member of the Compensation Committee.

Director Qualifications:    Mr. Ressner has served in a number of senior financial positions for a large public company and has chaired and served on a number of public company audit committees. Mr. Ressner’s significant experience with financial statements, internal controls, and audit committee obligations are valuable to the Board and to the committees on which he serves.

Carroll R. Wetzel, Jr.

Director since 2005

Mr. Wetzel, 69, served as non-executive Chairman of the Board of Directors of Safety Components International, Inc., a supplier of automotive airbag fabric and cushions and technical fabrics from 2000 to 2005. From 1988 to 1996, Mr. Wetzel served as co-head of the Merger and Acquisition Group at the Chase Manhattan Bank and previously as the head of the Mergers and Acquisitions Group at Chemical Bank. Prior to 1988, Mr. Wetzel served as a corporate finance officer at Smith Barney and at Dillon Read & Co., Inc. Mr. Wetzel’s recent public company board of director experience includes PHH Corporation (2010-present), Brinks Home Security (2008-2010), Laidlaw International, Inc. (2003-2007), and Vice Chairman and lead director at Arch Wireless, Inc. (2002-2003). Mr. Wetzel also previously served as a director of Brinks Company. Mr. Wetzel is Chairman of the Compensation Committee and a member of the Finance Committee.

Director Qualifications:    Mr. Wetzel possesses significant expertise in capital markets and corporate financing as a result of his previous employment positions with Chase Manhattan Bank, Smith Barney, and Dillon Reed & Co, Inc. Mr. Wetzel’s previous and current service on other public company boards provides a level of expertise regarding oversight of executive compensation.

The Board recommends that the stockholders vote FOR the election of each of the director nominees named above.

PROPOSAL 2 — ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

We are asking our stockholders to approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in accordance with the rules of the Securities and Exchange Commission (the “SEC”) under the caption “Compensation Discussion and Analysis” (“CD&A”) on pages 17-34 of this proxy statement, as well as the compensation tables and accompanying narrative on pages 35-42 of this proxy statement. This proposal gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or compensation to any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in the CD&A.

We believe we maintain an appropriate compensation philosophy, as well as prudent compensation policies and practices. We seek to closely align the interests of our named executive officers with the interests of our stockholders. Our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total stockholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

The Compensation Committee’s primary objective, which is described in further detail in the CD&A, is to design and implement an executive compensation program that attracts, motivates and retains a strong leadership team, and that rewards named executive officers based upon achievement of the Company’s short-term and long-term strategic and operational goals and the achievement of increased stockholder return, while at the same time not incentivizing on rewarding inappropriate risk taking. Specific objectives of our executive compensation program include the following:

•	Recruit, retain, and motivate talented executive officers;

•	Provide total compensation that is significantly weighted toward the achievement of performance-based objectives; and

•	Align performance goals with greater stockholder value.

The Compensation Committee believes that it has designed a compensation program for the named executive officers that will provide considerably greater compensation if the Company achieves superior financial performance. A core strategy of the executive compensation program is to link each named executive officer’s compensation to the Company’s overall performance, the performance of the named executive officer’s regional business and/or functional responsibilities, as applicable, and the named executive officer’s individual performance. The elements of named executive officer compensation are based, in part, on the Company’s performance objectives, as well as external competitive market analyses that use a variety of sources, including the compensation market survey data compiled by independent compensation consultants retained by the Compensation Committee.

This vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board. However, the vote provides information to us regarding investor sentiment about our executive compensation philosophy, policies and practices. Our Board and our Compensation Committee value the opinion of our stockholders and will review the results of the stockholder vote and consider stockholders’ concerns in future determinations concerning executive compensation.

The Board recommends that the stockholders approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement by voting FOR the following resolution:

“RESOLVED, that the stockholders APPROVE, on a non-binding advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in the proxy statement prepared in connection with the Company’s 2012 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the CD&A, the compensation tables and related narrative included in this proxy statement.”

PROPOSAL 3 — A PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR FISCAL 2013

The Audit Committee appoints our independent auditors. After completing the process described below under “Changes in the Company’s Independent Auditors,” on June 8, 2012, the Audit Committee appointed KPMG LLP (“KPMG”) to serve as the Company’s independent auditor for fiscal 2013 and dismissed PricewaterhouseCoopers LLP (“PwC”), the Company’s independent auditors for fiscal 2011 and 2012, from that role.

The proposal to ratify the appointment of KPMG for fiscal 2013 is put before the stockholders because, though the stockholder vote is not binding on the Audit Committee, the Board believes that it is good corporate practice to seek stockholder ratification of the Audit Committee’s appointment of the independent auditors. If the appointment of KPMG is not ratified, the Audit Committee will evaluate the basis for the stockholders’ vote when determining whether to continue the firm’s engagement, but may ultimately determine to continue the engagement of the firm or to engage another audit firm without re-submitting the matter to stockholders. Even if the appointment of KPMG is ratified, the Audit Committee may in its sole discretion terminate the engagement of the firm and direct the appointment of another independent auditor at any time during the year.

We expect that representatives of KPMG will attend the Annual Meeting and that they will have the opportunity to respond to appropriate questions from stockholders and to make a statement if they desire to do so.

There are no relationships between our executives, directors and KPMG.

Fees of Independent Public Accountants for Fiscal 2012 and 2011

The following table presents fees billed for professional services rendered by PwC for the audit of our annual financial statements and internal control over financial reporting for fiscal 2012 and fiscal 2011, together with any fees billed for audit-related services and tax services rendered by PwC for fiscal 2012 and fiscal 2011.

	Fiscal 2012	Fiscal 2011
(1) Audit fees(a)	$5,349,129	$5,071,754
(2) Audit-related fees	—	—
(3) Tax fees(b)	$163,705	13,357
(4) All other fees(c)	$5,268	7,200

Total	$5,518,102	$5,092,311

(a)

Fees billed for professional services performed by PwC for the audit of our annual financial statements and review of financial statements, quarterly reviews, and services that are normally provided in connection with statutory regulatory filings or engagements. Fees billed for fiscal 2012 and 2011 also included an audit of our internal control over financial reporting.

(b)	Tax fees in 2012 relate to tax returns in Denmark and Norway, and research and development study and consulting services regarding Foreign Bank and Financial Accounts and transfer pricing in the United States. Tax fees in 2011 relate to tax returns in Denmark, Norway and India.

(c)	Fees billed in fiscal 2012 and 2011 related to technical work performed over the preparation of certain statutory accounts in Norway.

Changes in the Company’s Independent Auditors

During fiscal 2012, in consultation with management, the Audit Committee commenced a process to select a firm to serve as the Company’s independent auditors for fiscal 2013. As a result of this process, and following careful deliberation, on June 8, 2012, the Audit Committee approved the engagement of KPMG as independent auditors for fiscal 2013, and dismissed PwC from that role. During fiscal 2012 and 2011, and through June 8, 2012, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K), if not resolved to the satisfaction of PwC, would have caused PwC to make reference thereto in their reports on the Company’s financial statements for such years. PwC’s reports on the financial statements of the Company for fiscal 2012 and 2011 did not contain any adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. During the Company’s fiscal years ended March 31, 2012 and 2011, and the subsequent interim period through June 8, 2012, there were no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

During the Company’s two most recent fiscal years and through June 8, 2012, neither the Company, nor any party on the Company’s behalf, consulted KPMG with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of the audit opinion that might be rendered on the Company’s consolidated financial statements, and no written report or oral advice was provided to the Company that KPMG concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any matter that was subject to any disagreement, as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions thereto, or a reportable event within the meaning set forth in Item 304(a)(1)(v) of Regulation S-K.

Pre-Approval Policies

All audit, audit-related and tax services for fiscal 2012 were pre-approved by the Audit Committee, which concluded that the provision of such services by PwC was compatible with the maintenance of PwC’s independence in the conduct of its auditing functions. The Audit Committee’s charter provides that individual engagements must be separately approved. The policy also requires specific approval by the Audit Committee if total fees for audit-related and tax services would exceed total fees for audit services in any fiscal year. The policy authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

Pursuant to the Audit Committee charter, the Audit Committee must approve all audit engagement fees other significant compensation to be paid to the independent auditor and the terms of such engagement. Additionally, the Audit Committee must pre-approve any non-audit services to be provided by the independent auditor.

The Board recommends that the stockholders vote FOR the ratification of the appointment of KPMG LLP as our independent auditors for fiscal 2013.

OTHER MATTERS

As of the date of this proxy statement, management knows of no business that will be presented for consideration at the Annual Meeting other than the items referred to above. If any other matter is properly brought before the Annual Meeting for action, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the best judgment of the proxy holders.

GOVERNANCE OF THE COMPANY

We are committed to maintaining the highest standards of business conduct and corporate governance, which we believe are essential to running our business efficiently, serving our stockholders well and maintaining our integrity in the marketplace. We have adopted a Code of Ethics and Business Conduct for directors, officers (including the principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions) and all of our employees (the “Code of Ethics”). We have also adopted Corporate Governance Guidelines, which, in conjunction with our Certificate of Incorporation, Bylaws and committee charters, form the framework for our governance. Our Corporate Governance Guidelines and Code of Ethics are available on the Investor Relations page of our website http://www.exide.com. We will post on this website any amendments to the Code of Ethics or waivers of the Code of Ethics for directors and executive officers and will disclose waivers of the Code of Ethics in a Current Report on Form 8-K. Stockholders may request free printed copies of the Code of Ethics from:

Exide Technologies

13000 Deerfield Parkway

Building 200

Milton, Georgia 30004

Attn: Corporate Secretary

Board of Directors Committees and Meetings

The Board has Audit, Nominating and Corporate Governance, Compensation, and Finance Committees. Each of the committees operates under a written charter adopted by the Board. All of the committee charters are available on the Investor Relations page of our website at http://ir.exide.com/committees.cfm. A free printed copy of each of these charters is available to any stockholder who sends a request to the address listed under the heading “Governance of the Company.” The members of the Board on the date of this proxy statement, and the committees of the Board on which they currently serve, are identified below.

Director	Compensation Committee	Audit Committee	Nominating and Corporate Governance Committee	Finance Committee
Herbert F. Aspbury	—	Chair	—	Member
James R. Bolch	—	—	—	—
Michael R. D’Appolonia	—	Member	Member	—
David S. Ferguson	—	Member	Chair	—
John O’Higgins	—	Member	—	—
Dominic J. Pileggi	Member	—	Member	—
John P. Reilly, Chairman	Member	—	—	—
Michael P. Ressner	Member	—	—	Chair
Carroll R. Wetzel	Chair	—	—	Member

Mr. Bolch does not serve on any committee of the Board. The Board met nine times during fiscal 2012. Each director attended at least 75% of all meetings of the Board and committees on which he served. Under our Corporate Governance Guidelines, each director is expected to attend Board meetings on a regular basis and encouraged, but not required, to attend each annual meeting of stockholders. All Board members attended the 2011 Annual Meeting.

Our Corporate Governance Guidelines require that at least a majority of Board members qualify as independent under the applicable listing standards of the NASDAQ Rules and Rule 10A-3(b)(1) under the Exchange Act. Each year, the Board reviews information provided by the directors and any other relevant information and, based on this information, makes an affirmative determination as to each director’s independence. After considering the NASDAQ Rules and Rule 10A-3(b)(1) under the Exchange Act, the Board determined that the following directors are independent: Messrs. Reilly, Aspbury, D’Appolonia, Ferguson, O’Higgins, Pileggi, Ressner and Wetzel. James R. Bolch, due to his employment with the Company, is not considered an independent director. In making this determination with respect to Mr. Pileggi, the Board considered Mr. Pileggi’s role as Chairman and former Chief Executive Officer of Thomas & Betts, the parent of JT Packard, a company that Exide supplies batteries to, including new battery systems and temporary battery systems, and the services of several battery systems.

The Company has entered into indemnification agreements with each of its directors and executive officers that provide for defense and indemnification against any judgment or costs assessed against them in the course of their service to us, as well as for the advancement of expenses and contribution in the event of joint liability.

In particular, the indemnification agreements provide contractual indemnification for the indemnitee that is meant to supplement the indemnification provided by our organizational documents. The indemnification agreements provide that we will indemnify and hold harmless each indemnitee, to the fullest extent permitted by law, against any and all expenses and losses, and any local or foreign stamp duties or taxes imposed as a result of the actual or deemed receipt of any payments under the indemnity agreement, that are paid or incurred by the indemnitee in connection with such proceeding. We will indemnify and hold harmless any indemnitee for all expenses paid or incurred by indemnitee in connection with each successfully resolved claim, issue or matter. The indemnification agreements further provide that we will not provide indemnification for any proceeding initiated or brought voluntarily by the indemnitee against us or our directors, officers or employees, or for any accounting of profits made from the purchase and sale by the indemnitee of our securities.

The indemnification agreements also provide that we will advance, to the indemnitee, to the fullest extent permitted by law, any and all expenses paid or incurred by indemnitee in connection with any proceeding (whether prior to or after its final disposition), provided that the indemnitee is otherwise entitled to indemnification under the indemnification agreement.

The agreements do not permit indemnification for acts or omissions for which indemnification is not permitted under Delaware law.

Audit Committee

The Audit Committee met twelve times during fiscal 2012. The purpose of the Audit Committee is to assist the Board in overseeing the accounting and financial reporting processes and the audits of our financial statements. The Audit Committee’s primary duties and responsibilities are to:

•	monitor the integrity of our financial reporting process and systems of internal controls regarding finance, accounting and legal compliance;

•	appoint, approve and monitor the independence, services, performance and compensation of our independent auditors and internal audit services;

•	provide an avenue of communication among the independent auditors, our disclosure committee, management, employees, the internal audit function and the Board;

•	review and submit to the Board for approval, as appropriate, related person transactions for potential conflict of interest situations;

•	prepare the Audit Committee report that the SEC rules require to be included in our annual proxy statement; and

•	monitor and approve the scope of our internal audit plan and work program and coordinate our internal and external audits.

The Board has determined that all of the members of the Audit Committee are independent within the meaning of SEC regulations, the NASDAQ Rules and our Corporate Governance Guidelines. The Board has determined that Mr. Aspbury, the chair of the Audit Committee, is qualified as an audit committee financial expert within the meaning of SEC rules, and that he has financial sophistication within the meaning of the NASDAQ Rules.

The report of the Audit Committee is included herein under the heading “Report of the Audit Committee.” The charter of the Audit Committee is available on our website at http://ir.exide.com/committees.cfm.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee met five times during fiscal 2012. Primary among the responsibilities of the Nominating and Corporate Governance Committee is to assist the Board in identifying qualified individuals to serve as directors on the Board. To that end, the Nominating and Corporate Governance Committee has the following duties, among others:

•

establish criteria for selecting new directors, identify individuals qualified to become members of the Board based on these criteria and recommend to the Board for its consideration such individuals as nominees to the Board;

•	oversee evaluations of the Board, individual members of the Board and the committees of the Board; and

•	develop, evaluate and make recommendations to the Board with respect to our corporate governance policies and procedures and the Code of Ethics.

The Board has determined that all of the members of the Nominating and Corporate Governance Committee are independent within the meaning of SEC rules, the NASDAQ Rules and our Corporate Governance Guidelines.

The Corporate Governance Guidelines set forth qualities the Committee and Board seek in individuals to be nominated to the Board. These qualities include those discussed below under “Director Qualifications, Nominations and Diversity”, among other criteria, a high degree of leadership experience in business or administrative activities, breadth of knowledge about issues affecting us and the ability and willingness to contribute special competencies to Board activities are important qualities for directors to have. The Nominating and Corporate Governance Committee also reviews annually the process for succession plans for our CEO and the CEO’s direct reports. The Nominating and Corporate Governance Committee charter is available on the Investor Relations page of our website at http://ir.exide.com/committees.cfm.

Compensation Committee

The Compensation Committee met six times during fiscal 2012. The primary purpose of the Compensation Committee is to assist the Board in fulfilling its oversight responsibilities with respect to compensation. The Compensation Committee’s primary duties and responsibilities include:

•	oversee the administration of our compensation plans, in particular our incentive compensation and equity-based plans;

•

develop and recommend to the Board total compensation for our CEO and determine compensation for all other executive officers, including oversight of the administration of our executive benefit plans; and

•

review and discuss with management the Compensation Discussion and Analysis and review and approve the Compensation Committee report to be included in the annual proxy statement as required by the rules of the SEC.

The Board has determined that all of the members of the Compensation Committee are independent within the meaning of SEC regulations, the NASDAQ Rules and our Corporate Governance Guidelines. The Compensation Committee charter is available on the Investor Relations page of our website at http://ir.exide.com/committees.cfm.

Finance Committee

The Finance Committee met five times during fiscal 2012. The Finance Committee’s primary duties and responsibilities include:

•	assist the Board in reviewing and making recommendations to the Board regarding our long-term financial structure, objectives and policies;

•	recommend to the Board authorizations, filings and applications necessary and appropriate to enable management to execute proposed financing plans; and

•	review financial implications of any significant transactions requiring Board approval, such as mergers, acquisitions, reorganizations and divestitures.

The Board has determined that all of the members of the Finance Committee are independent within the meaning of SEC regulations, the NASDAQ Rules and our Corporate Governance Guidelines. The Finance Committee charter is available on the Investor Relations page of our website at http://ir.exide.com/committees.cfm.

Director Qualifications, Nomination and Diversity

The Nominating and Corporate Governance Committee of the Board considers all qualified candidates who may be identified by our stockholders, current Board members and/or professional search firms. Stockholders who wish to propose a director candidate for consideration by the Nominating and Corporate Governance Committee may do so by submitting the candidate’s name, resume biographical information and qualifications to the attention of the Corporate Secretary of the Company at 13000 Deerfield Parkway, Building 200, Milton, Georgia 30004. All proposals for recommendation or nominations received by the Secretary will be presented to the Nominating and Corporate Governance Committee for its consideration and the Committee will review each candidate using the same criteria. Members of the Nominating and Corporate Governance Committee will interview candidates, and the Nominating and Corporate Governance Committee will recommend to the Board nominees that best meet the Board’s current needs. In order for a recommended director candidate to be considered by the Nominating and Corporate Governance Committee for nomination for election at an upcoming annual meeting of stockholders, the recommendation must be received by the Secretary not less than 120 days prior to the anniversary date of the Company’s most recent annual meeting of stockholders.

Although the Board does not maintain a formal policy regarding diversity, the Nominating and Corporate Governance Committee considers diversity to include diversity of backgrounds, cultures, education, experience, geographic profiles, as well as race, ethnicity, gender, national origin and other categories.

Board Leadership Structure

Since 2004, the Chairman of the Board has been an independent, non-employee director. In March 2010, the Board approved amendments to the Company’s bylaws that restricted the Chairman of the Board from also serving simultaneously as an executive of the Company. John P. Reilly has served as the Chairman of the Board since May 2004. As Chairman of the Board, Mr. Reilly approves meeting schedules and agendas and chairs executive sessions of the independent directors. The Board believes that this leadership structure ensures effective independent Board leadership and oversight of management and the Company’s long-term strategic objectives. Additionally, all of the Board’s standing committees are composed solely of, and chaired by, independent directors. As a matter of practice, the Chairman of the Board regularly elicits input from the CEO as to matters to be covered at the meetings.

Board of Directors’ Role in Risk Oversight

The Board provides oversight of the Company’s enterprise risks. Management oversees the daily risk management processes, and has formalized the development of a risk matrix through input from each business unit and corporate function. The risk matrix is refined over the course of the fiscal year and is reviewed with the Board on an annual basis.

Although the Board has ultimate responsibility for overseeing risk management, the Board has determined that the individual committees are best suited to provide direct oversight of certain risks related specifically to their areas of responsibility, and the committees review those risks with the Board. The Audit Committee reviews with the Vice President — Internal Audit the audits or assessments of significant risks conducted by the Company’s internal audit personnel based on its own audit plan. The Audit Committee also regularly reviews with management the Company’s internal control over financial reporting, including any significant deficiencies, as well as significant legal, regulatory, and compliance matters that could have a material impact on the Company’s financial statements or business. Additionally, the Finance Committee exercises oversight with regard to the risk assessment and management processes related to matters including capital structure and liquidity. The Nominating and Corporate Governance Committee, through its succession planning activities, addresses risks related to identification of executive talent and continuity of senior management.

The Compensation Committee is responsible for overseeing risks related to compensation policies and practices. The Compensation Committee reviews a number of factors, including the mix of long-term and short-term incentive compensation, the performance metrics utilized for incentive compensation and the general designs of the various incentive plans. In 2012, after its annual review of the Company’s existing compensation program, the Compensation Committee determined that the Company’s compensation programs are not likely to have a material adverse effect on the Company.

Executive Sessions of Independent Directors

The Board conducts executive sessions comprised exclusively of independent directors during each regularly scheduled Board meeting and as otherwise appropriate. The executive sessions are chaired by the Chairman of the Board.

Compensation Committee Interlocks and Insider Participation

During fiscal 2012, Messrs. D’Appolonia, Pileggi, Reilly, Ressner and Wetzel each served for a period of time as a member of the Compensation Committee, none of whom:

•	is one of our current or former executive officers;

•

except for Mr. Pileggi, is or was a participant in a related person transaction in fiscal 2012 (for a description of this related person transaction or our policy on related person transactions, see “Certain Relationships and Related Transactions”); and

•	is an executive officer of another entity of which one of our executive officers serves on the board of directors.

There were no interlocking relationships between any of the Compensation Committee’s members and the Company’s executive officers during fiscal 2012.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent we specifically incorporate this Report by reference therein.

Purpose

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. The purpose, authority and responsibilities of the Audit Committee are specified in its charter, which most recently was revised in fiscal 2012, and is available on our website at http://ir.exide.com/committees.cfm. The composition of the Audit Committee and the function of the Audit Committee are described in further detail on pages 12-13 of this proxy statement under the caption Audit Committee.

Independent Public Accountant Communications

The Committee discussed with the independent public accountants for fiscal 2012, PwC, matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, including, among other things, management judgments and accounting estimates, as well as whether there were any significant audit adjustments, any disagreements with management or any difficulties encountered in performing the audit. The Committee also discussed with its independent public accountants matters relating to its independence, which discussion included a review of the firm’s audit and non-audit fees, as the fees may be modified or supplemented from time to time. In connection with such discussions, the Committee received and reviewed the written disclosures and letter from its independent public accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence. The Committee met separately at least quarterly with its independent public accountants, without management present.

Internal Controls

During fiscal 2012, the Committee discussed with management its assessment of the effectiveness of our internal controls over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002 and whether any deficiencies existed. The Committee also discussed with the Company’s independent its evaluation of management’s assessment of our internal controls.

Review of Periodic Reports

The Committee reviewed and discussed with management and the independent public accountants each of our quarterly and annual reports for fiscal 2012, including our audited financial statements, which review included a discussion regarding accounting principles, practices and judgments. The Committee also reviewed and discussed with management the earnings press releases accompanying such quarterly and annual reports.

Audited Financial Statements

Based on its review of the audited financial statements, as well as its discussions with management and the independent public accountants, including those discussions mentioned above related to independent public accountant communications, the Committee recommended to the Board and the Board approved the inclusion of our audited consolidated financial statements in our Annual Report on Form 10-K for fiscal 2012 for filing with the SEC.

Members of the Audit Committee

Herbert F. Aspbury, Chairman

Michael R. D’Appolonia

David S. Ferguson

John O’Higgins

COMPENSATION DISCUSSION AND ANALYSIS

We refer you to our Annual Report on Form 10-K for the fiscal year ended March 31, 2012 filed with the SEC on June 7, 2012 (the “Form 10-K”) for additional information regarding fiscal 2012 results discussed in the Executive Summary of this Compensation Discussion and Analysis (“CD&A”).

Executive Summary

We seek to align the interests of our named executive officers with the interests of our stockholders. Our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total shareholder return, while at the same time discouraging unnecessary or excessive risk-taking. Our named executive officers’ total compensation is comprised of a mix of base salary, short-term cash incentives and long-term incentives that include a combination of time-vested restricted stock and performance-based cash awards.

During fiscal 2012, the Company implemented actions that were designed to further reduce risks associated with executive compensation plans and to further align executive compensation with shareholder return. As discussed in this CD&A, the Committee adopted an executive incentive compensation recoupment policy that is intended to deter executives from engaging in risky behavior. The Committee also provided oversight to the development and implementation of an executive change in control severance plan that does not include tax gross-ups. As noted in this Executive Summary and elsewhere in the CD&A, the Committee believes that the executive compensation programs appropriately align executive compensation with the Company’s performance when compared to peer group performance. In light of disappointing financial results for fiscal 2012, executive officers did not receive any short-term cash incentive payouts. Consequently, total executive cash compensation was below the median pay for executives within our peer group. Our peer group companies are described on page 21 of this CD&A

The following table presents key financial performance indicators for the past three fiscal years. The Company believes that these measures are useful to investors and management in evaluating and comparing the Company’s performance for different periods. Operating Income, Consolidated Free Cash Flow and earnings per share (“GAAP EPS”) were metrics upon which fiscal 2012 short-term incentive pay for named executive officers was based.

	Fiscal 2010	Fiscal 2011	Fiscal 2012
	(In millions except for per-share data)
Net Sales	$2,685.8	$2,887.5	$3,084.7
Net Income(1)	$(11.8)	$26.4	$56.7
Earnings Per Share (Diluted) (“GAAP EPS”)	$(0.16)	$0.33	$0.69
Consolidated Operating Income	$16.7	$95.8	$78.9
Consolidated Free Cash Flow(2)	$13.9	$8.2	$(17.4)

(1)	Excludes any net income attributable to minority interests, and reflects only net income of Exide Technologies as reported in the Company’s audited consolidated financial statements included in the Form 10-K.

(2)	Cash from operating activities less cash from investing activities.

Our financial results are described in more detail in “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in the Form 10-K.

When measured against our peer companies’ year-over-year results our year-over-year key financial performance indicators of net income, operating income and GAAP EPS placed us below the 25th percentile. Consequently, named executive officer compensation earned during fiscal 2012 was below the median when compared to our peers, and we believe this compensation appropriately reflects the “pay for performance” objectives maintained by the Committee.

Compensation Decisions for 2012

The Committee believes that the following compensation decisions made in fiscal 2012 were appropriate in light of the Company’s consolidated results:

•	Base salary: Base salaries of our named executive officers were increased between 3% and 5% consistent with market practices;

•

Short-term cash incentive:    GAAP EPS, Consolidated and Regional Operating Income, and Consolidated and Regional Free Cash Flow were established as the key metrics for our named executive officers’ fiscal 2012 short-term cash incentive awards. The Committee determined that these metrics provide for a balanced approach to measuring annual Company performance. In light of the Company’s fiscal 2012 financial performance, no short-term cash incentive payment was earned by our named executive officers.

•

Long-term incentive:    Long-term incentive compensation makes up the largest portion of the compensation for each of our named executive officers and is comprised of both stock and cash-based awards, the latter of which is earned as a result of the Company’s financial performance and has value that is closely linked to the Company’s total shareholder return. As a result of three-year stock performance and cumulative Adjusted EBITDA (as described under the caption “Elements of Compensation — Long-Term Equity and Other Incentive Compensation-Performance Cash Awards”) for the period, no payment was earned for the fiscal 2010 performance cash unit awards.

•

Change in Control:    Consistent with similar programs within the Company’s peer group, a change in control plan, which does not include tax gross-ups, was implemented for our named executive officers in fiscal 2012.

Compensation Practices and Corporate Governance

The Company believes its compensation programs must support sound corporate governance. Therefore, we adhere to the following practices:

•	The Committee considers external and internal pay equity when making compensation determinations.

•

The Committee uses tally sheets that provide information as to all compensation that is potentially available to our named executive officers, as well as the amount of wealth that our named executive officers have accumulated under our compensation programs.

•	Perquisites are a minimal part of our compensation program.

•	We do not provide substantial post-retirement benefits.

•

Our strong risk management program, which includes the Committee’s significant oversight of the ongoing evaluation of the relationship between our compensation programs and risk, is designed to prevent our incentive compensation plans from incentivizing or rewarding inappropriate risk taking.

•

In March 2012, the Company adopted a policy permitting the Company to recoup any incentive compensation paid to a named executive officer for the preceding three fiscal years that was based on financial statements that require a restatement due to any act, intentional or otherwise.

•

The Company prohibits Company personnel, including the named executive officers, from engaging in hedging activities, as well as any short-term, speculative securities transactions, including purchasing securities on margin, engaging in short sales, buying or selling put or call options, and trading in options (other than those granted by the Company) of the Company’s securities.

•	The Committee engages an independent compensation consultant to advise it in regard to executive compensation and related governance issues.

The Committee believes that the compensation program and performance goals described herein provide appropriate incentives for the named executive officers to drive improvements in our financial performance and increase stockholder value. In connection with our 2011 Annual Meeting of stockholders, the proposal to approve the executive compensation of the Company’s named executive officers for fiscal 2011 received 57,989,371 votes, or 74.2% of votes cast. Although this vote was advisory (and therefore not binding on the Company or the Board), the Board and the Committee carefully reviewed these results. The Committee considered these results in determining the compensation program for its named executive officers for fiscal 2013. In addition, in light of the vote on the frequency of our say-on-pay vote at the 2011 Annual Meeting of stockholders, the Board elected to include a nonbinding proposal to approve executive compensation in the Company’s proxy statement on an annual basis. We encourage you to read this CD&A for a detailed discussion of our compensation program, including information about the fiscal 2012 compensation of the named executive officers.

Compensation Committee Activities

The Committee’s responsibilities include reviewing and approving the goals and objectives relevant to the compensation of our CEO and, based on the evaluation of the CEO’s performance against these goals and objectives, recommending the CEO’s compensation to the Board. The Committee is also responsible for reviewing and approving the compensation for all named executive officers and certain other key employees, overseeing the administration of our compensation and benefits plans, including both our short-term cash incentive and long-term equity incentive compensation plans, and making recommendations to the Board regarding director compensation.

The Committee’s responsibilities are enumerated in full detail in the Committee’s charter, which is reviewed annually. The charter, originally adopted on May 12, 2004, was most recently amended on March 27, 2012. A copy of the charter can be found under the Investor Relations page of our website: http://ir.exide.com/committees.cfm.

Role of Executive Officers in Compensation Decisions

Annually, the CEO, in consultation with the Executive Vice President — Human Resources (“EVP-HR”), recommends to the Committee any adjustments to compensation for named executive officers based on the CEO’s assessment of each named executive officer and market data for similarly positioned executives. Materials supporting the recommendations, including, among other data, division and the corporate-level results, market survey data, peer group analysis and salary history for named executive officers are provided to the Committee for its review and consideration in consultation with the Committee’s independent compensation consultant, Pearl Meyer & Partners (“PM&P”). The CEO and EVP-HR attend the Committee’s meetings to present their recommendations. The Committee reviews with the CEO and EVP-HR any such recommendations, and based on these reviews and the information provided, approves or alters the proposed compensation. The CEO is not present when the Committee reviews the CEO’s compensation and the EVP-HR does not make recommendations regarding adjustments to her compensation and is not present when the Committee reviews her compensation. All final decisions regarding compensation for the CEO and compensation for named executive officers other than the CEO are ultimately made by the Board and the Committee, respectively.

Independent Compensation Consultants

The Committee engages an independent compensation consultant to provide advice and data regarding prevailing market conditions, as well as to review and make recommendations to the Committee regarding the companies included in the Company’s peer group. In addition, the Committee engages its independent compensation consultant to review director compensation and recommend adjustments. In February 2011, the Committee retained PM&P as its independent compensation consultant for fiscal 2012. The Committee reviewed the Company’s relationship with PM&P and PM&P’s retention by management to provide executive compensation advice during fiscal 2011, and concluded that PM&P is independent in providing advice and recommendations to the Committee. The fees for the independent consultant are paid directly by the Company pursuant to the Committee’s charter. The Committee annually reviews the performance and retention of its independent compensation consultant and intends to continue its retention of PM&P through fiscal 2013. The independent consultant reports directly to the Committee and acts at the Committee’s request.

Upon request of the Committee, the independent consultant provides peer group and market survey compensation data and related metrics. The independent consultant periodically coordinates with the EVP-HR regarding compensation packages for proposed new named executive officers and other senior personnel, as well as providing metrics for evaluating and scaling long-term equity incentive compensation for named executive officers. The independent consultant also provides the Committee with recommendations concerning market survey data for any non-U.S. named executive officers.

Philosophy Regarding Executive Compensation

The Committee is responsible for designing a compensation program that attracts, motivates and retains a strong leadership team, and that rewards named executive officers based upon achievement of the Company’s short-term and long-term strategic and operational goals and the achievement of increased shareholder return, while at the same time not incentivizing or rewarding inappropriate risk-taking. Specific objectives of our compensation program include the following:

•	Recruit, retain, and motivate executive officers;

•	Provide total compensation that is significantly weighted toward the achievement of performance-based objectives; and

•	Align performance goals with greater stockholder value.

The Committee believes that it has designed a compensation program for the named executive officers that provides considerably greater compensation if the Company achieves superior financial performance. A core strategy of the executive compensation program is to link each named executive officer’s compensation to the Company’s overall performance, the performance of the named executive officer’s regional business and/or functional responsibilities, as applicable, and the named executive officer’s individual performance. The elements of named executive officer compensation are based, in part, on the Company’s performance objectives, as well as external competitive market analyses that use a variety of sources, including the compensation market survey data compiled by the Committee’s independent compensation consultant.

The Committee believes that performance-based compensation, principally in the form of long-term incentive compensation, and short-term annual cash incentive compensation, should represent approximately two-thirds of a named executive officer’s total compensation. The Committee believes that performance-based compensation encourages superior performance, serves to retain key employees and better aligns executive compensation with the interests of the Company’s stockholders.

In fiscal 2012, the Committee sought to maintain total compensation and each element thereof for the named executive officers near the 50th percentile of its peer companies. However, the Committee may set the total compensation, or any individual component of total compensation, above or below the 50th percentile based on performance, years of experience, current compensation, scope of responsibility when compared to similar positions, the Committee’s ability to target appropriate future base salaries, and any other factors that the Committee deems appropriate.

The Committee generally does not believe perquisites should represent a significant portion of named executive officer compensation. Named executive officers receive benefits aligned with benefits received by other employees under company-sponsored plans. Limited perquisites are selectively utilized to support the named executive officers’ business needs and are not intended to be competitive with others in our peer group.

Benchmarking

The Committee’s independent compensation consultant provides compensation data for named executive officers using general market survey data, as well as peer group data.

Market Survey Data

The Company’s market survey data consists of several sources. Specifically, the Company uses Top Management Compensation Calculator by Towers Watson Data Services, our peer group data discussed below,

and proprietary market survey data provided by PM&P to benchmark base salary and total cash compensation for our named executive officers. The Towers Watson market survey data is comprised of data from more than 1,500 organizations representing a variety of industries, sizes of companies and geographic areas. The Company utilizes survey data for the position or positions that most closely matches the job description of each named executive officer or executive officer position, and for the companies that are most closely aligned with characteristics of the Company, including comparable industry, comparable size (revenue and employees), geography and other measures of comparison as appropriate and available.

Peer Group Data

The criteria for the selection of the peer group include industry, size (based on revenue, market capitalization, total assets and number of employees), business models, type of operations and complexities. During fiscal 2012, the Committee evaluated the Company’s peer group and, based on the recommendation from PM&P, the Committee eliminated from its peer group a number of companies whose pay practices are designed principally to address European pay structures, as such structures do not provided appropriately comparable information. The companies removed from the peer group were Amphenol Corporation, Autoliv Inc., Modine Manufacturing Company, Vishay Intertechnology, Inc., and WABCO Holdings, Inc. The companies comprising the peer group for fiscal 2012 are listed below:

American Axle & Manufacturing Holdings, Inc. (NYSE:AXL)	General Cable Corporation (NYSE:BGC)
AMETEK Inc. (NYSE:AME)	Hubbel Incorporated (NYSE:HUB)
Amphenol Corporation (NYSE:APH)	Meritor, Inc. (NYSE:MTOR)
Borg Warner Inc. (NYSE:BWA)	Molex Incorporated (NASDAQ:MOLX)
Brunswick Corporation (NYSE:BC)	Regal Beloit Corporation (NYSE: RBC)
Crane Company (NYSE: CR)	Rockwell Automation, Inc. (NYSE:ROK)
Dana Holding Corporation (NYSE:DAN)	Tenneco Inc. (NYSE:TEN)
Energizer Holdings, Inc. (NYSE:ENR)	The Timken Company (NYSE:TKR)
Enersys (NYSE:ENS)	Woodward, Inc. (NASDAQ: WWD)

In addition to its role in generating market survey data, the Committee uses peer company data to evaluate the appropriateness of the components of our compensation program, including the following: director compensation; the allocation of various forms of long-term compensation awards; and the type of financial metrics used for short-term cash incentive awards and long-term equity compensation awards. The Committee uses this peer group data so that the components of compensation programs are competitive with those of our peer group, will encourage superior performance and attract and retain qualified employees. Using the criteria discussed above, the Committee routinely reviews and evaluates, with assistance from its independent compensation consultant, the appropriateness of the companies comprising the peer group.

Elements of Compensation

Total annual compensation is comprised of the following:

•	base salary;

•	short-term cash incentive compensation;

•

annual grants of long-term compensation, principally in the form of performance-vested and time-based restricted stock and restricted stock unit awards, as well as cash-based awards earned for financial performance; and

•	personal benefits and perquisites.

Each of these elements is further explained below.

Base Salary

The Committee adheres to the principle that base salary should represent a key component of a named executive officer’s total compensation. In order to hire and retain highly qualified candidates, the Committee generally sets base salaries for named executive officers at the prevailing median base salary of similarly situated executives based on market survey data, which typically results in base salary near the 50th percentile based on market survey data. Executives assigned to foreign countries typically incur a change in their overall tax liability because most of the components of assignment compensation that are provided in addition to base salary are taxable in the home country and in the country in which they perform a substantial portion of their work. In an effort to take advantage of favorable tax treatments legally available to Mr. Ostermann, a significant portion of his base salary is allocated to certain expatriate payments. For additional detail regarding Mr. Ostermann’s compensation, please see the “Summary Compensation Table” on page 36.

The Committee establishes, and periodically modifies each named executive officer’s base salary through an evaluation of several factors, including individual performance, current market conditions, years of experience, industry specific experience, national and local salaries for comparable positions (internally and externally), level of responsibility and the recommendations of the CEO and EVP-HR. Each year, the Committee, based, in part, on the review of information obtained from its independent compensation consultant and the CEO’s and EVP-HR’s recommendations, reviews and modifies, as it deems appropriate, the base salaries for the Company’s named executive officers other than the CEO. The CEO’s base salary for fiscal years 2011 and 2012 was set pursuant to the terms of his Employment Agreement. In conjunction with evaluations submitted by directors, the Committee reviews and may recommend additional adjustments in the CEO’s base salary. Any such adjustments regarding the CEO’s base salary must be approved by the Board.

On March 27, 2012, the Committee approved an adjustment in Mr. Damaska’s base salary from $410,000 to $435,000. On May 31, 2012, the Committee approved fiscal 2013 merit increases for certain named executive officers, increasing Mr. Hirt’s base salary from $400,000 to $412,000, Mr. Ostermann’s base salary from €399,510 to €411,495 and Ms. Hatcher’s base salary from $370,800 to $385,632. The adjustments were based on consideration of the respective named executive officer’s performance, current market conditions, and competitiveness of salary among other factors. Each of these named executive officers’ base salaries remain at or near the 50th percentile based on market survey data following these merit increases.

The Committee and Board determined that Mr. Bolch’s base salary, when compared to the salaries of the Company’s other named executive officers, appropriately reflects his greater global responsibilities for the Company’s operational and strategic oversight. The Committee also believes the base salary for our CEO should be higher than the salaries for the Company’s other named executive officers due to the responsibilities of his position. The base salaries for other named executive officers generally fall within the ranges discussed above and are intended to reflect differences in respective individual and regional performance.

Short-Term Cash Incentive Compensation

The Committee currently targets short-term cash incentive compensation payouts at 50-60% of a named executive officer’s base salary, which is at or near the 50th percentile based on market survey data. Mr. Bolch’s employment agreement provides short-term cash incentive compensation at 125% of base salary. The Committee believes that the significantly higher target for the CEO, when compared to the Company’s other named executive officers, is appropriate in light of his level of responsibility. Payout of these awards is conditioned on, among other factors, the financial performance of an individual named executive officer’s region, where applicable, and on the consolidated corporate financial performance. The Committee believes that any payout above the 50th percentile of market survey data should reflect exceptional performance.

Fiscal 2012 Short-Term Cash Incentive Awards

On March 29, 2011, the Board approved for the CEO, and the Committee approved for other named executive officers, fiscal 2012 performance measures for awards under the 2012 Annual Incentive Plan (“2012 AIP”), which amended and restated the 2010 AIP. Due to the integration of the former Industrial and Transportation divisions in Europe and the Americas, the Committee amended the 2010 AIP to combine division metrics into consolidated regional metrics and to include additional performance measurements described in more detail below. Fiscal 2012 AIP awards to non-regional named executive officers were based on the following performance measures:

•	GAAP EPS;

•

Consolidated corporate operating income (“Consolidated Operating Income”), which is defined as net sales less the sum of cost of sales, selling and administrative expenses and restructuring and asset impairment charges; and

•

Consolidated corporate free cash flow (“Consolidated FCF”), which is defined as cash from operating activities less cash used for investing activities, both determined from the statement of cash flows in our audited financial statements.

In addition to these measures, fiscal 2012 AIP awards to the named executive officers who oversee the Company’s regional operations in the Americas, Europe and Asia included the applicable region’s Operating Income (“Regional Operating Income”) and the region’s free cash flow (“Regional FCF”). Threshold, target and maximum goals for the various metrics were established by the Committee based on the fiscal 2012 operating plan goals approved by the Board and are summarized in the table below.

FISCAL 2012 AIP PERFORMANCE MEASURES

	Performance Metrics	Payout
Corporate Performance Measures	50% GAAP EPS 30% Consolidated Operating Income 20% Consolidated FCF	< 80% Performance = 0% of Target Payout 80% Performance = 50% of Target Payout 100% Performance = 100% of Target Payout 120% Performance = 200% of Target Payout
Region Performance Measures	50% Regional Operating Income 25% Regional FCF 15% GAAP EPS 10% Consolidated Operating Income

The Committee also established a threshold Operating Income target below which no earned fiscal 2012 AIP award would be paid out. In addition, in fiscal 2012, the Committee approved a further amendment to the 2012 AIP which allows the Committee to adjust a named executive officer’s earned 2012 AIP award based on an individual performance modifier that consists of a rating of each individual’s performance against individual goals, objectives and leadership, which would have been established by the Committee, if deemed advisable in its discretion, prior to the end of fiscal 2012. The adjustment multiplier ranges from 0% to 125% based on the named executive officer’s achievement of the specific fiscal 2012 individual goals, objectives and leadership, but in no event will any named executive officer’s payout exceed the 200% level.

Consolidated results fell below the threshold Operating Income of $95 million. Consequently, there were no payouts under the 2012 AIP for the named executive officers, even though GAAP EPS and Consolidated Free Cash Flow of $0.69 and ($17.4) were above the threshold level of $0.64 and ($22.5), respectively. Consolidated Operating Income of $78.9 fell below the threshold level of $147.4. The threshold, target and actual payouts to the Company’s named executive officers for fiscal 2012 AIP awards were as follows:

FISCAL 2012 AIP PAYOUTS

Named Executive Officer	Threshold(1)	Target(2)	Actual
James R. Bolch	$562,500	$1,125,000	$0
Phillip A. Damaska	$102,500	$205,000	$0
Barbara A. Hatcher	$92,700	$185,400	$0
R. Paul Hirt, Jr.(3)	$36,000	$72,000	$0
Michael Ostermann(4)	$132,837	$265,674	$0

(1)	Assumes both regional and consolidated corporate results are at 80% of target and the Operating Income threshold is met.

(2)	Assumes both regional and consolidated corporate performance is at target level and the Operating Income threshold is met.

(3)	Mr. Hirt’s fiscal 2012 AIP target was pro-rated based on the commencement of his employment on November 18, 2011.

(4)	Mr. Ostermann’s compensation is paid in Euros and reflects the Euro/U.S. Dollar exchange rate of 1.33/1.00 at March 31, 2012.

The Committee believes the targets established for the named executive officers for fiscal 2012 AIP awards were appropriate.

Fiscal 2013 Short-Term Cash Incentive Awards

On March 27, 2012, the Board approved for the CEO, and the Committee approved for other named executive officers, fiscal 2013 performance measures for awards under the amended and restated annual incentive plan (“2013 AIP”). The only modification to the 2012 AIP for fiscal 2013 awards was the elimination of the effect of currency translation from the definition of Consolidated Operating Income.

As with the awards issued in fiscal 2012, threshold, target and maximum goals for the various metrics were established by the Committee based on the fiscal 2013 operating plan goals approved by the Board and are summarized in the table below.

FISCAL 2013 AIP PERFORMANCE MEASURES

	Performance Metrics	Payout
Corporate Performance Measures	50% GAAP EPS 30% Consolidated Operating Income 20% Consolidated FCF	<80% Performance = 0% of Target Payout
Region Performance Measures	50% Regional Operating Income 25% Regional FCF 15% GAAP EPS 10% Consolidated Operating Income	80% Performance = 50% of Target Payout 100% Performance = 100% of Target Payout 120% Performance = 200% of Target Payout

The Committee also established a threshold Operating Income target below which no earned fiscal 2013 AIP award will be paid. The threshold, target and maximum payouts to the Company’s named executive officers for fiscal 2013 AIP awards are as follows:

FISCAL 2013 AIP PAYOUT TARGETS

Named Executive Officer	Threshold(1)	Target(2)	Maximum
James R. Bolch	$562,500	$1,125,000	$2,250,000
Phillip A. Damaska	$130,500	$261,000	$522,000
Barbara A. Hatcher	$96,408	$192,816	$385,632
R. Paul Hirt, Jr.	$123,600	$247,200	$494,400
Michael Ostermann(3)	$164,187	$328,373	$656,746

(1)	Assumes both region and consolidated corporate results are at 80% of target and the Operating Income threshold is met.

(2)	Assumes both region and consolidated corporate performance are at target level and the Operating Income threshold is met.

(3)	Mr. Ostermann’s compensation is paid in Euros and reflects the Euro/U.S. Dollar exchange rate of 1.33/1.00 at March 31, 2012.

The Committee believes the targets established for the named executive officers for fiscal 2013 AIP awards are challenging and will require significant performance at both the region and corporate level.

Long-Term Equity and Other Incentive Compensation

The Committee targets payouts under long-term equity compensation awards for named executive officers, other than the CEO, at or near the 50th percentile based on market survey data in fiscal 2012. The Committee targets payouts under long-term equity compensation awards for the CEO between the 50th and 75th percentile based on market survey data. The 2009 Stock Incentive Plan (the “2009 Plan”) authorizes the issuance of up to four million shares of common stock (subject to certain limitations) issuable in the form of options, restricted stock, restricted stock units (“RSUs”) and performance unit awards, the performance unit awards being payable in cash or stock. The Committee oversees the administration of the 2009 Plan.

The Committee believes that long-term equity incentive compensation issued under the 2009 Plan should be a significant element of total compensation for the Company’s named executive officers because it believes that it aligns management’s performance with long-term stockholder value, principally through the issuance of time vested restricted stock and performance share awards.

Long-term equity incentive compensation targets are based, in part, on recommendations from the Company’s independent compensation consultant, comparative market survey data and peer group data. The Committee’s determination of the amount and relative weight of equity awards as part of total compensation is also based on the philosophy that, in light of the current number of outstanding shares of common stock, average annual equity awards to management should not generally exceed 1.3% of those total outstanding shares to avoid diluting the holdings of non-employee stockholders. Consequently, the Committee may vary the type and amount of long-term equity compensation to preserve this ratio and avoid equity award rates that would prematurely exhaust the 2009 Plan’s reserve of stock available for future awards. Additionally, the Committee, based upon the recommendation of the CEO, may provide interim awards of long-term equity to employees in recognition of extraordinary contributions.

The relative weighting of equity and cash performance units within the long-term incentive plan is based on various factors, including the number of remaining shares (options, restricted stock, performance shares and RSUs) available for grant under the 2009 Plan and the anticipated vesting rate for previous grants. The Committee includes a performance unit payable in cash in the annual long-term incentive compensation grants when, in light of the prevailing price of the Company’s common stock on the NASDAQ Global Market, issuance solely of equity would disproportionately reduce the number of remaining options, restricted stock, performance shares and RSUs available for grant under the 2009 Plan.

For fiscal 2012, Mr. Bolch’s long-term equity incentive compensation award was set at 300% of base salary and Mr. Damaska’s long-term equity incentive compensation award was set at 145% of base salary. Compared to the Company’s other named executive officers, the long-term equity incentive awards for the CEO and CFO are set significantly higher to allow for long term compensation above the 50th percentile based on market survey data as a result of their global responsibilities.

Effective March 27, 2012, the Committee granted for named executive officers other than the CEO and the Board approved for the CEO, fiscal 2013 long-term equity incentive compensation awards. The Committee determined that fiscal 2013 awards should provide named executive officers with the opportunity to earn the full value of their target long-term incentive compensation while maintaining run rate goals. In light of the current price of the Company’s common stock, fiscal 2013 awards provided for one-third of the award as service-based restricted share awards, while two-thirds of the award was issued as performance-based cash awards. The terms of these awards are described below under the captions “— Restricted Stock,” “— Restricted Stock Units,” and “— Performance Cash Awards.”

Options

The Committee occasionally grants options as an element of the named executive officers’ equity-based awards. Under the 2009 Plan, options vest over a three-year period and must be exercised within ten years of the grant date.

In light of the Company’s current stock price and the Committee’s targeted annual run rate objective of approximately 1.3% of common shares outstanding, and the relative number of options necessary to provide named executive officers the opportunity to earn the full value of their target long-term incentive compensation, the Committee did not issue options for fiscal years 2011 through 2013.

Restricted Stock

The Committee occasionally grants shares of restricted stock as a component of annual long-term equity awards. The Committee believes that restricted stock can be an important component of an overall equity award. For fiscal 2011, the Committee issued long-term equity awards comprised of one-third restricted stock and two-thirds performance share awards described below. The Committee believes restricted stock is a useful tool for employee retention and established the vesting schedule described below for such awards. As a result of the economic environment and Company stock performance prior to fiscal 2011, the Committee used a per-share value of $10.00 in determining the number of shares awarded to named executive officers. Although the closing stock price on March 25, 2010, the date the restricted stock was granted under the fiscal 2011 long-term incentive plan, was $5.76, the $10.00 value per share limited the annual run rate to approximately 1.1% of outstanding shares while allowing named executive officers the opportunity to earn the full value of their target long-term incentive compensation. For fiscal 2012 and fiscal 2013, the Committee issued one-third of named executive officer long-term equity awards as restricted stock based upon the closing price of the Company’s stock on March 29, 2011 and March 27, 2012, respectively.

Restricted Stock Units

The 2009 Plan permits the Board to award RSUs. The use of RSUs in the United States allows participants to defer the recognition of ordinary income associated with long-term equity incentive compensation awards until all RSUs have fully vested. Prior to fiscal 2011, RSUs issued by the Company vested ratably over a five-year period, but shares of common stock are typically not delivered to the employees until the end of the full vesting period. Under the RSU grants, if the recipient’s employment with the Company terminates prior to the end of the five-year period, the employee would receive stock certificates for any vested RSUs at the date of termination. For fiscal years 2011 and 2012, the Committee granted RSUs to Mr. Ostermann, a non-U.S. stock plan participant, as long-term incentive compensation in lieu of restricted stock. As with awards of restricted stock to U.S. participants, the RSUs vest ratably over a three-year period. In fiscal 2011, the Committee established a $10.00 per share value in determining the number of RSUs to award to Mr. Ostermann as fiscal 2011 long-term incentive compensation. The fiscal 2012 and fiscal 2013 RSUs granted to Mr. Ostermann on March 29, 2011 and March 27, 2012 will also vest ratably over three years. No RSUs were granted to U.S. participants in fiscal 2011 through fiscal 2013.

Performance Cash Awards

Performance cash awards can provide named executives officers with the opportunity to receive cash compensation upon the satisfaction of specific financial objectives established by the Committee for a specified performance period, generally three years.

Fiscal 2010 Performance Cash Awards

The Committee believes that long-term incentive compensation awards should be weighted toward the issuance of equity awards rather than cash awards to align performance goals with stockholder value. However, owing to a significant reduction in the Company’s stock price, and the desire to maintain an annual run rate of approximately 1.3%, the Board approved fiscal 2010 performance cash awards representing 70% of each named executive officer’s long-term equity incentive compensation value. This performance cash award was based on total stockholder return during the three-year period commencing April 1, 2010. The initial price for determining total stockholder return was $6.29, the closing price of the Company’s common stock on May 4, 2009. For each $0.01 increase in the Company’s common stock price from $6.29, each named executive officer would receive $0.01 of his target performance unit cash award. The performance unit cash award was capped at the achievement of 200% of the target, or $18.87 per share. The Company was required to achieve a three-year cumulative Consolidated corporate adjusted EBITDA1 threshold before any payment could be earned.

The target and maximum fiscal 2010 performance unit cash goals, and the actual payout earned by the Company’s named executive officers were as follows:

FISCAL 2010 PERFORMANCE CASH AWARD TARGETS

Named Executive Officer	Target(1)(3)	Maximum(2)(3)	Actual
Phillip A. Damaska	$306,250	$612,500	$0
Barbara A. Hatcher	$275,625	$551,250	$0
Michael Ostermann	$336,610	$673,220	$0

(1)	Assumes 100% increase in stock price for named executive officers.

(2)	Assumes 200% increase in stock price for named executive officers.

(3)	Performance for the named executive officers relates to share price appreciation through March 31, 2012.

Since the common stock price at March 31, 2012 of $3.13 was below $6.29, no fiscal 2010 performance cash awards were earned by any named executive officer. Additionally, the Company’s three-year cumulative Consolidated Corporate Adjusted EBITDA of $607.1 fell below the $735 million threshold. The Committee believes the targets established for the named executive officers for fiscal 2010 performance unit cash awards were appropriate.

Fiscal 2012 and Fiscal 2013 Performance Cash Awards

The Committee granted performance cash awards for the fiscal 2012 and fiscal 2013 cycles in order to provide named executive officers with the opportunity to earn the full value of their target long-term incentive compensation while maintaining the Company’s run rate goals. Fiscal 2012 performance cash awards represented one-third of the total target long-term equity award and fiscal 2013 awards represent two-thirds of the total target long-term equity award. The fiscal 2012 awards are based upon the achievement of a three-year cumulative Consolidated Operating Income target aligned with the Company’s three-year strategic plan.

FISCAL 2012 PERFORMANCE CASH AWARD MEASURES

Performance Metrics	Targets
Consolidated Operating Income	<80% Performance = 0% of Target Payout 80% Performance = 50% of Target Payout 100% Performance = 100% of Target Payout 120% Performance or greater = 150% of Target Payout

1 The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation, amortization and restructuring charges. The Company’s Adjusted EBITDA definition also adjusts reported earnings for the effect of non-cash currency remeasurement gains or losses, the non-cash gain or loss from revaluation of the Company’s warrants liability, impairment charges, non-cash gains or losses on asset sales and non-cash stock compensation expense and minority interest. Adjusted EBITDA was not used as a metric for the Company’s Fiscal 2012 or Fiscal 2013 Performance Cash Awards.

The threshold, target and maximum fiscal 2012 performance unit cash goals are as follows:

FISCAL 2012 PERFORMANCE CASH AWARD TARGETS

Named Executive Officer	Threshold(1)	Target(2)	Maximum(3)
James R. Bolch	$425,000	$850,000	$1,275,000
Phillip A. Damaska	$96,500	$193,000	$289,500
Barbara A. Hatcher	$75,000	$150,000	$225,000
R. Paul Hirt, Jr.	$66,667	$133,333	$200,000
Michael Ostermann(4)	$91,500	$183,000	$274,500

(1)	Assumes achievement of 80% of target.

(2)	Assumes achievement of 100% of target.

(3)	Assumes achievement of 120% of target.

(4)	Mr. Ostermann’s compensation is paid in Euros and reflects the Euro/U.S. Dollar exchange rate of 1.42/1.00 at March 31, 2011.

The fiscal 2013 award metrics included total stockholder return relative to the Russell 2000® index in addition to cumulative Consolidated Operating Income. The targets were set at a level that will require significant improvement in the Company’s financial performance over the three-year period in order to receive the full value of the awards.

FISCAL 2013 PERFORMANCE CASH AWARD MEASURES

Performance Metrics	Targets
Consolidated Operating Income	<80% Performance = 0% of Target Payout 80% Performance = 50% of Target Payout 100% Performance = 100% of Target Payout 120% Performance or greater = 150% of Target Payout

Total Stockholder Return	<25th Percentile = 0% of Target Payout 25th Percentile = 50% of Target Payout 50th Percentile = 100% of Target Payout 75th Percentile or greater = 150% of Target Payout

In an effort to maximize the benefits of “performance-based” compensation afforded to the Company under Section 162(m) of the Internal Revenue Code, the Board and Committee can exercise discretion only to reduce a performance-based long-term incentive award. The fiscal 2013 corporate performance targets for Messrs. Bolch and Hirt and Ms. Hatcher have been set at target levels lower than the Company’s other long-term incentive plan recipients. The discretion of the Board and Committee provides them with the flexibility to preserve 162(m) deductibility and reduce the actual awards for such named executive officers, which would result in payouts consistent with those made to other annual incentive plan participants. The threshold, target and maximum fiscal 2013 performance unit cash goals are as follows:

FISCAL 2013 PERFORMANCE CASH AWARD TARGETS

Named Executive Officer	Threshold(1)	Target(2)	Maximum(3)
James R. Bolch	$675,375	$1,801,000	$2,701,500
Phillip A. Damaska	$148,875	$397,000	$595,500
Barbara A. Hatcher	$115,875	$309,000	$463,500
R. Paul Hirt, Jr.	$100,125	$267,000	$400,500
Michael Ostermann(4)	$132,000	$352,000	$528,000

(1)	Assumes achievement of 80% of target.

(2)	Assumes achievement of 100% of target.

(3)	Assumes achievement of 120% of target.

(4)	Mr. Ostermann’s compensation is paid in Euros and reflects the Euro/U.S. Dollar exchange rate of 1.33/1.00 at March 27, 2012.

The Committee believes the targets established for the named executive officers for fiscal 2012 and 2013 are challenging, and that above-target payouts for cumulative operating income that exceeds the plan target provide appropriate incentives to named executive officers to achieve higher results and better align named executive officer compensation with long-term shareholder return.

Performance Share Awards

Fiscal 2011 Performance Share Awards

On March 25, 2010, the Board approved fiscal 2011 performance share awards representing two-thirds of each named executive officer’s long-term equity incentive compensation value. Each performance share award is based on two metrics: total stockholder return relative to the Russell 2000® index, comprising two-thirds of the performance share award, and cumulative consolidated earnings before interest and taxes (“EBIT”), comprising one-third of the performance share award. The initial price for determining total stockholder return is $6.02, representing the average opening price of the Company’s common stock for the twenty days beginning on April 1, 2010. The final price will be based on the average closing price for the twenty trading days prior to, and including, March 29, 2013. The three-year cumulative consolidated EBIT performance target was based on the fiscal 2011 operating plan as a base year and assumptions for improvements in the fiscal 2012 and 2013 operating plans. The Committee believes that these targets require a significant achievement of cumulative EBIT to reach the target award level.

FISCAL 2011 PERFORMANCE SHARE AWARD MEASURES

Performance Metrics	Targets
Cumulative Consolidated EBIT	<80% Performance = 0% of Target Payout 80% Performance = 16.67% of Target Payout 100% Performance or greater = 33.33% of Target Payout

Total Stockholder Return	<25th Percentile = 0% of Target Payout 25th Percentile = 16.67% of Target Payout 50th Percentile = 41.69% of Target Payout 75th Percentile or greater = 66.67% of Target Payout

The Company must also meet a three-year cumulative consolidated corporate EBIT threshold before any shares can be earned under the fiscal 2011 performance share awards.

Fiscal 2012 Performance Share Awards

On March 29, 2011, the Committee approved for named executive officers other than the CEO, and the Board approved for the CEO, fiscal 2012 performance share awards representing one-third of each named executive officer’s target long-term equity compensation. The performance awards are based on total stockholder return relative to the Russell 2000® index. Each named executive officers will receive 25% of his or her total target performance share award if the Company meets or exceeds the 25th percentile of performance of the Russell 2000® component companies, 100% of their target if the Company meets or exceeds the 50th percentile and 150% of their target if the Company meets or exceeds the 75th percentile. The performance period for these awards will be measured from April 1, 2011 through March 31, 2014. The Committee believes above-target payouts are appropriate for total stockholder return above the 50th percentile for the three-year period, which aligns named executive officer compensation with long-term shareholder return.

FISCAL 2012 PERFORMANCE SHARE AWARD MEASURES

Performance Metrics	Targets
Total Shareholder Return	<25th Percentile = 0% of Target Payout 25th Percentile = 50% of Target Payout 50th Percentile = 100% of Target Payout 75th Percentile or greater = 150% of Target Payout

No performance share awards were granted for fiscal 2013.

Other Awards

The Committee may, from time to time, approve lump sum payments to new employees or to existing employees, including the named executive officers, upon assumption of additional responsibilities. In fiscal 2011, Mr. Bolch received a cash inducement of $4,213,200 for joining the Company, of which $1,500,000 was paid on July 26, 2010, $1,000,000 was paid on July 26, 2011 and $1,713,200 is scheduled to be paid on December 31, 2012, subject to Mr. Bolch’s continued employment through such date. The Committee also approved a $250,000 cash inducement payment to Mr. Hirt upon his October 2011 appointment as the President — Exide Americas. The payment will be made on the first anniversary of his first date of employment. Mr. Bolch and Mr. Hirt are required to reimburse the Company for the payments on a pro-rata basis if they leave the Company voluntarily or are terminated for cause. The Committee believes inducement payments to Messrs. Bolch and Hirt were necessary to attract these highly qualified candidates.

Personal Benefits and Perquisites

The Company generally provides the same benefits to named executive officers as are provided to other employees, including health and welfare benefits. Personal benefits and perquisites are not an important part of our compensation program for our named executive officers. However, medical evacuation insurance is provided for the Company’s named executive officers, as well as to certain other senior level employees with significant international travel. This benefit is extended to the spouse of a named executive officer if the executive is on a long-term assignment living outside his or her home country. Additionally, named executive officers receive a monthly automobile allowance between $950 and $1,000.

401(k) Plan

The Company maintains an employee funded 401(k) plan under which the Company matches up to 50% of the employee’s contributions to the 401(k) plan up to the first 6% of such employee’s base salary, subject to the maximum contribution levels established by the Internal Revenue Service (“IRS”). The Company’s matching contributions vest ratably over five-years. Effective January 1, 2008, the Company amended its 401(k) plan to create a safe harbor plan for all salaried U.S. workers, as well as hourly workers not subject to collective bargaining agreements, to provide for Company contributions equal to 3% of the employee’s annual base salary, regardless of whether the employee contributes to the 401(k) plan. As a result of the limited participation of those employees eligible to participate in the 401(k) plan, the safe harbor plan was adopted so that individuals defined as “highly compensated employees” under applicable IRS and the United States Department of Labor standards, could make the maximum individual contributions to their 401(k) accounts. The Company contributions to the safe harbor plan, which are made at the time of each bi-weekly pay period and are allocated pursuant to the employees’ existing investment elections, are 100% vested at the time of the contribution.

Other Compensation Related Agreements

Cash Balance and Pension Plans

The Company also maintains a Cash Balance Plan, under which the Company contributed to the Plan 5% of each U.S. employees’ annual base salary. Contributions to an employee’s Cash Balance Plan vest equally over five years. Based on changes to ERISA regulations, effective January 1, 2008, the Company reduced the vesting period for the Company’s match to three years with 20% vested after the first year, 40% vested after two years and 100% vested after three years. The Company’s contributions to the Cash Balance Plan were frozen as of May 15, 2006. The Committee will continue to evaluate the Cash Balance Plan based on future competitive market conditions for employee compensation. GNB Industrial, which the Company acquired in 2000, operated a pension plan. This plan is managed by the Company but additional contributions to the plan were frozen as of December 31, 2000.

Employment Agreements and Severance Arrangements

The Committee recommends to the Board any retention and severance agreement for the Company’s CEO and approves such agreements for other named executive officers. The Company currently has formal employment agreements only with Mr. Bolch and Mr. Ostermann. These employment agreements establish certain compensation terms as well as the terms of any severance arrangements. The Committee has not authorized employment agreements with any other named executive officers, but adopted the Exide Technologies Change in Control Severance Plan (“the Severance Plan”) on February 5, 2012. For further discussion of the Severance Plan, see “Change-in-Control Agreements” below.

James R. Bolch Employment Agreement

Mr. Bolch serves as our President and CEO pursuant to an employment agreement dated June, 10, 2010. The agreement provides for Mr. Bolch’s employment for a two-year period which commenced on July 26, 2010 (the “Bolch Commencement Date”). At the end of the two-year period and each anniversary thereafter, the agreement provides that the term will be automatically extended for one additional year unless either party provides ninety day advance written notice of non-renewal.

Mr. Bolch’s employment agreement provides for base salary of $850,000 for the first year and $900,000 for the second year. Mr. Bolch will receive target annual short-term incentive compensation of 125% of base salary and an annual long-term incentive grant of 300% of base salary.

Mr. Bolch’s employment agreement includes a cash inducement of $4,213,200 for joining the Company, $1,500,000 was paid on the Bolch Commencement Date, $1,000,000 was paid on July 26, 2011 and $1,713,200 is scheduled to be paid on December 31, 2012, subject to Mr. Bolch’s continued employment through such date (collectively, the “Inducement Bonus”). Mr. Bolch will be required to re-pay a pro-rata portion of any of the Inducement Bonus already received if he does not remain employed past July 26, 2012.

On the Bolch Commencement Date, Mr. Bolch was also granted an inducement equity award of 750,000 shares of restricted stock, which vest on the third anniversary of the Bolch Commencement Date. Mr. Bolch also received a fiscal 2011 LTIP award that included 84,915 shares of restricted stock under the Company’s 2009 Stock Incentive Plan that vest ratably over three years and 170,085 performance shares under the 2009 Plan.

Mr. Bolch’s employment agreement also provides compensation upon various termination events in exchange for a general release of claims. Upon resignation for good reason or termination by the Company without cause, Mr. Bolch will receive a lump sum cash payment equal to 225% of base salary for the remaining portion of his term of employment (but not less than twelve months of base salary), a pro-rata share of the annual bonus that would have been paid had he remained employed through the end of the fiscal year in which such termination occurs, any unpaid portion of the Inducement Bonus, immediate vesting of the inducement equity award, any earned, but unpaid vacation pay, reimbursement of reasonable business expenses incurred up to the date of termination, and premiums above those paid by active employees under the Company’s medical, vision and dental plans until the earlier of 18 months following termination or the time at which Mr. Bolch becomes eligible for such benefits from another employer.

The Board amended Mr. Bolch’s agreement on February 5, 2012 to provide severance benefits in the event of certain termination events in connection with a change in control. The Amendment provides Mr. Bolch with (1) a payment of 250% of the sum of his annual base salary and target annual cash bonus; (2) acceleration of any outstanding unvested equity awards; and (3) paid coverage under the Company’s health plan for a period of eighteen months.

In the event Mr. Bolch’s employment is terminated for cause or he resigns without good reason, Mr. Bolch’s severance is limited to earned but unpaid salary and unused vacation, earned but unpaid short-term cash incentive award from the fiscal year prior to the fiscal year in which termination occurs and unreimbursed reasonable business expenses. If Mr. Bolch’s termination is the result of permanent disability or death, he or his estate receives all of the foregoing payments, as well as any unpaid portion of the Inducement Bonus or unvested inducement equity award.

Mr. Bolch’s agreement also includes a confidentiality agreement, as well as provisions governing non-compete and non-solicitation of employees, clients and customers for two years following the date of termination.

Pursuant to Mr. Bolch’s employment agreement, “good reason” is defined as: (1) a material adverse change in the executive’s title, role, or responsibilities, (2) a reduction in base salary, (3) a requirement that the executive report to anyone other than the Board, or (4) relocation of Mr. Bolch’s place of employment more than fifty (50) miles from the Company’s executive offices in Milton, Georgia.

Michael Ostermann Employment Agreement

Mr. Ostermann entered into an employment agreement (the “Ostermann Agreement”), with Exide Technologies GmbH on January 1, 2009, when he commenced employment as the Company’s President — Transportation Europe. The Ostermann Agreement sets forth Mr. Ostermann’s initial base salary of €290,000, which is subject to adjustment annually. Mr. Ostermann’s base salary for fiscal 2010 increased to €365,000 effective March 1, 2010 upon his promotion to President of Europe which included Transportation and Industrial Divisions. The Ostermann Agreement includes terms related to the provision of sick pay, a company car, accident and death insurance policies, and annual pension plan payments. The Company also agreed to permit Mr. Ostermann to participate in the Company’s long term incentive plan and other incentive plans. The Ostermann Agreement is terminable (1) upon six months advance written notice from Exide Technologies GmbH, (2) upon the resolution of Exide Technologies GmbH’s shareholders, (3) upon the attainment of age 65 by Mr. Ostermann, (4) upon Mr. Ostermann’s resignation, or (5) immediately, for cause or behavior-related grounds if Mr. Ostermann is subject to the provisions of the German Termination Protection Act. Upon termination of Mr. Ostermann’s employment by the Company without cause, Mr. Ostermann is entitled to the payment of one full year base salary. The Ostermann Agreement includes confidentiality, non-competition and non-solicitation provisions.

The Ostermann Agreement was amended effective February 8, 2012 to clarify that any severance obligations due under the employment agreement with Exide Technologies GmbH will offset any obligations otherwise available under the Severance Plan adopted by the Board on February 5, 2012.

Change in Control Agreements

Pursuant to the Severance Plan, adopted on February 5, 2012, the Company will provide the named executive officers certain benefits in the event any such named executive officer’s employment is terminated by the Company or a subsidiary without “Cause,” or for “Good Reason,” within two years following a “Change in Control” (as each such term is defined in the Severance Plan).

Pursuant to the terms of the Severance Plan, the Company’s named executive officers would receive the following benefits: (a) any Chief Executive Officer of the Company would receive 250%, and other named executive officers would receive 200%, of the sum of such employee’s annual base salary and target short-term annual incentive; (2) acceleration of any outstanding unvested equity awards; and (3) paid coverage under the Company’s health plan for a period of 18 months. Benefits under the Plan will be subject to customary confidentiality and non-disparagement provisions, as well as a non-compete clause for a period not to exceed one year.

Other Severance Arrangements

The Company’s other named executive officers are generally provided severance in an amount equal to twelve months salary paid over a twelve-month period following the date of termination of employment for any reason other than a “for cause” termination.

Stock Ownership Guidelines

In October 2007, the Committee recommended and the Board approved stock ownership guidelines (“Ownership Guidelines”). The Ownership Guidelines were adopted, in part, to align directors and named executive officers with stockholders, by encouraging named executive officers, certain other selected members of senior management and non-employee directors to maintain a significant holding of the Company’s common stock. Pursuant to the Ownership Guidelines, the CEO, other named executive officers, other selected members of senior management and non-employee Board members, are required to achieve and maintain certain levels of beneficial ownership in the Company’s common stock based on a multiple of their annual base salary. The Committee consulted with its independent compensation consultant in an effort to design Ownership Guidelines consistent with those of the Company’s peer group. Non-employee directors are also required to maintain stock ownership at levels based on their annual cash retainer. The Ownership Guidelines are as follows:

• Chief Executive Officer	5 Times Annual Base Salary
• Executive Vice Presidents Division Presidents	3 Times Annual Base Salary
• Other Section 16 Officers and Members of Senior Management	1.5 Times Annual Base Salary
• Non-Employee Board Members	5 Times Base Annual Cash Retainer

The Board set December 31, 2012 as the initial deadline for achieving the required stock ownership levels, and five years from the date of any individual’s appointment, retention or promotion into one of the aforementioned positions. In light of the Company’s stock performance over the last several years, achievement of the Stock Ownership Guidelines will not likely occur solely through the grant of equity. In consultation with PM&P and management, the Committee is evaluating appropriate adjustments to the Stock Ownership Guidelines, particularly in light of the December 31, 2012 target date applicable to certain directors and employees subject to the Guidelines.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to the corporation’s Chief Executive Officer and the three other most highly compensated executive officers (other than the Chief Financial Officer) as of the end of any fiscal year. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met.

The Committee generally designs components of executive compensation to ensure full deductibility. The Committee believes, however, that stockholder interests are best served by not restricting the Committee’s discretion and flexibility in crafting compensation programs, even though such programs may result in certain non-deductible compensation expenses. Accordingly, the Committee has, from time to time, approved elements of compensation for certain officers that are not fully deductible, and may do so in the future in appropriate circumstances.

Beginning on April 1, 2006, the Company began accounting for stock-based compensation, including awards made under the 2004 Plan, in accordance with Statement of Financial Accounting Standards No. 123R “Share Based Payment” (“FAS 123R”). In making compensation decisions, the Committee considers the impact of different forms of compensation from an accounting standpoint.

Clawbacks

Under the Sarbanes-Oxley Act, in the event of misconduct that results in a financial restatement that would reduce a previously paid incentive amount, the Company can recoup those improper payments from the CEO and CFO. In addition, the Company implemented a recoupment policy on March 27, 2012, in anticipation of the SEC’s implementation of requirements under the Dodd-Frank Act. The Exide Technologies Incentive Compensation Recoupment Policy allows the Company to recoup any incentive compensation paid to a named executive officer for the preceding three fiscal years that was based on financial statements that require a restatement due to any act, intentional or otherwise. The Company will modify the policy, as necessary, to comply with final rules implemented by the SEC.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis with the Company’s management. Based on the review and discussions, the Compensation Committee recommended to the Company’s Board that the Compensation Discussion and Analysis be included in the proxy statement.

Members of the Compensation Committee2

Carroll R. Wetzel, Jr. (Chair)

Dominic J. Pileggi

John P. Reilly

Michael P. Ressner

2 As part of the Board’s standard committee rotation program, Mr. D’Appolonia served on the Committee through September 16, 2011, after which he began serving on the Audit Committee.

FISCAL 2012 REALIZED COMPENSATION

To supplement the SEC required disclosure in the Summary Compensation Table set forth below on page 36, we have included the following additional table which shows the total compensation realized by each named executive officer in each of the years shown. The Company believes that this table is useful to stockholders as it reflects the compensation actually realized by the named executive officers. The Summary Compensation table, as calculated under the SEC rules, includes several items that are driven by accounting and actuarial assumptions, which are not necessarily reflective of realized compensation in a particular year.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(3)	Equity Compensation ($)(4)	Performance- Based Cash Compensation ($)(5)	All Other Compensation ($)(6)(7)	Total ($)
James R. Bolch,	2012	$884,264	$1,000,000	$295,832	—	$50,657	$2,230,753
President and Chief Executive Officer	2011	$583,013	$1,500,000	—	$1,619,356	$108,055	$3,810,424
Phillip A. Damaska,	2012	$409,166	—	$76,207	—	$29,153	$514,526
Executive Vice President and	2011	$391,667	—	$126,680	$304,820	$27,200	$850,367
Chief Financial Officer	2010	$332,500	—	$64,814	$99,104	$23,300	$519,718
Barbara A. Hatcher,	2012	$369,900		$77,631		$28,864	$476,395
Executive Vice President — General Counsel	2011	$352,500	—	$133,576	$274,388	$27,090	$787,554
R. Paul Hirt, Jr.,	2012	$148,718	—	—	—	$50,918	$199,636
President — Exide Americas(1)
Michael Ostermann,	2012	$376,769	—	$36,549	—	$239,224	$652,542
President — Exide Europe(2)	2011	$400,532	—	$67,843	$431,261	$240,297	$1,139,933
	2010	$267,937	—	—	$402,331	$203,949	$874,217

(1)	Mr. Hirt joined the Company effective November 18, 2011 and the information reflects compensation received from the commencement of his employment on that date through the remainder of fiscal 2012.

(2)	Mr. Ostermann’s compensation is paid in Euros and reflects the Euro/U.S. Dollar exchange rate of 1.33/1.00 as of March 31, 2012, 1.42/1.00 as of March 31, 2011 and 1.35/1.00 at March 31, 2010.

(3)	On July 26, 2011 and July 26, 2010, Mr. Bolch received cash inducement payments of $1,000,000 and $1,500,000, respectively. For a further discussion of these awards, see “Compensation Discussion and Analysis — Elements of Compensation — Other Awards.”

(4)	Represents the amounts earned upon vesting of restricted stock and RSUs, as applicable, before payment of any applicable withholding taxes or surrender of shares to pay such taxes.

(5)	Represents the AIP award paid earned in the applicable fiscal year, but paid in the following fiscal year.

(6)	Represents the amounts imputed as income under applicable IRS rules and regulations.

(7)	The Company provides various forms of compensation related to expatriate assignment that may include foreign service premium, foreign assignment tax equalization, location pay, housing and utilities, leave and travel, and a goods and services allowance. In order to minimize the tax impact resulting from Mr. Ostermann’s work in France, a significant portion of Mr. Ostermann’s fixed salary is allocated to his expatriate benefits. These items have been broken out separately in the following table which describes each component of the “All Other Compensation” column in the Fiscal 2012 Summary Compensation Table.

FISCAL 2012 SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(3)	Stock Awards ($)(4)	Option Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)(6)	Nonqualified Deferred Compensation Earnings ($)(7)	All Other Compensation ($) (8)	Total ($)
James R. Bolch,	2012	$884,264	$1,000,000	$899,010		—		$50,657	$2,833,931
President and Chief Executive Officer	2011	$583,013	$1,500,000	$7,816,638	—	$1,619,356	—	$108,055	$11,627,062
Phillip A. Damaska,	2012	$409,166	—	$197,820	—	—	$1,728	$29,153	$637,866
Executive Vice President and	2011	$391,667	—	$386,282		$304,820	$94	$27,200	$1,110,063
Chief Financial Officer	2010	$332,500	—	$222,988	$97,449	$99,104	$3,734	$23,300	$779,074
Barbara A. Hatcher,	2012	$369,900		$154,350			$20,655	$28,864	$573,769
Executive Vice President — General Counsel	2011	$352,500	—	$299,962	—	$274,388	$6,416	$27,090	$960,306
R. Paul Hirt, Jr.,	2012	$148,718	—	$720,620	—	—	—	$50,918	$920,256
President — Exide Americas(1)
Michael Ostermann,	2012	$376,769	—	$176,085	—	—	—	$239,224	$792,078
President — Exide Europe(2)	2011	$400,532	—	$364,702	—	$431,261	—	$240,297	$1,436,792
	2010	$267,937		$241,696	$107,111	$402,331	—	$203,949	$1,223,023

(1)	Mr. Hirt joined the Company effective November 18, 2011 and the information reflects compensation received from the commencement of his employment through the remainder of fiscal 2012.

(2)	Mr. Ostermann’s compensation is paid in Euros and reflects the Euro/U.S. Dollar exchange rate of 1.33/1.00 as of March 31, 2012, 1.42/1.00 as of March 31, 2011 and 1.35/1.00 at March 31, 2010.

(3)	On July 26, 2011 and July 26, 2010, Mr. Bolch received cash inducement payments of $1,000,000 and $1,500,000, respectively. For a further discussion of these awards, see “Compensation Discussion and Analysis — Elements of Compensation — Other Awards.”

(4)	The amounts reported in the “Stock Awards” column of the table above represent the grant date fair value of the stock awards, including restricted stock, RSUs and performance share awards, granted for each year calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. Amounts for performance share awards included in the “Stock Awards” column above reflect the most probable outcome award value at the date of grant in accordance with FASB ASC Topic 718. If the performance share awards were computed at the highest performance levels, the following amounts would be included in the table for each named executive officer with respect to such performance share awards.

Name	Fiscal Year	Performance Share Awards at the Highest Performance Level ($)
James R. Bolch	2011 2010	$ $	1,272,141 1,035,818
Phillip A. Damaska	2011 2010	$ $	289,712 190,480
Barbara A. Hatcher	2011 2010	$ $	224,972 124,913
R. Paul Hirt, Jr.	2012		$300,038
Michael Ostermann	2011 2010	$ $	273,527 206,463

Assumptions	used in calculation of these amounts are included in Note 9 of the Company’s financial statements in our Annual Report on Form 10-K for the fiscal years ended March 31, 2012.

(5)	The amounts reported in the “Option Awards” column above represent the grant date fair value of the option awards granted in each year calculated in accordance with FASB ASC Topic 718. Assumptions used in calculating these amounts are included in Note 9 of the Company’s financial statements in our Annual Report on Form 10-K for the fiscal year ended March 31, 2012.

(6)	Payments made in fiscal 2011 in this column represent awards granted under the fiscal 2010 AIP Plan, which were paid on or about July 6, 2011. Payments made in fiscal 2010 in this column represent awards granted under the 2010 AIP Plan, which were paid on June 14, 2010. For additional information see pages 22-25, of the CD&A herein.

(7)	The fiscal 2012, 2011 and 2010 calculations are measured at March 31, 2012, March 31, 2011 and March 31, 2010, respectively.

(8)	The Company provides various forms of compensation related to expatriate assignment that may include foreign service premium, foreign assignment tax equalization, location pay, housing and utilities, leave and travel, and a goods and services allowance. In order to minimize the tax impact resulting from Mr. Ostermann’s work in France, a significant portion of Mr. Ostermann’s fixed salary is allocated to his expatriate benefits. These items have been broken out separately in the following table which describes each component of the “All Other Compensation” column in the Fiscal 2012 Summary Compensation Table.

Name	Fiscal Year	Executive Relocation ($)	Automobile Reimbursement ($)	Tax Reimbursements ($)	Company Contributions to Retirement and 401(k) Plans ($)(a)	Expatriate Payments ($)(b)	Total ($)
James R. Bolch	2012	$11,097	$12,000	$8,591	$15,450		$50,657
Phillip A. Damaska	2012		$11,400		$14,850		$29,153
Barbara A. Hatcher	2012		$11,400		$14,862		$28,864
R. Paul Hirt, Jr.	2012		$4,232	$3,652	$4,000		$50,918
Michael Ostermann(c)	2012		$36,857		$48,681	$153,687	$239,224

(a)	Mr. Ostermann’s benefits in this column include $15,431 contributions to a social insurance plan provided under common law and a payment of $33,250 to his private pension plan established pursuant to his employment agreement.

(b)	Expatriate payments made to Mr. Ostermann for his time spent in Gennevielles, France include the following for fiscal 2012: $44,569 housing allowance for reimbursement of housing expenses; and goods and services allowance of $109,117.

(c)	The payments are paid in Euros and reflect the Euro/U.S. Dollar exchange rate of 1.33/1.00 at March 31, 2012.

FISCAL 2012 GRANTS OF PLAN-BASED AWARDS TABLE

The following table provides information regarding equity and non-equity awards granted to the named executive officers in fiscal 2012.

Name	Grant Date	Grant Type	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)						Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)(3)
			Threshold ($)		Target ($)		Maximum ($)		Threshold (#)	Target (#)	Maximum (#)
James R. Bolch	3/27/2012	AIP Performance Cash Restricted Stock	$ $	562,500 675,375 —	$ $	1,125,000 1,801,000 —	$ $	2,250,000 2,701,500 —	— — —	— — —	— — —	— — 285,400	$	— — 899,010
Phillip A. Damaska	3/27/2012	AIP Performance Cash Restricted Stock	$ $	130,500 148,875 —	$ $	261,000 397,000 —	$ $	522,000 595,500 —	— — —	— — —	— — —	— — 62,800	$	— — 197,820
Barbara A. Hatcher	3/27/2012	AIP Performance Cash Restricted Stock	$ $	96,408 115,875 —	$ $	192,816 309,000 —	$ $	385,632 463,500 —	— — —	— — —	— — —	— — 49,000	$	— — 154,350
R. Paul Hirt, Jr.	11/18/2011 3/27/2012	Performance Cash Performance Shares Restricted Stock AIP Performance Cash Restricted Stock	$ $ $	66,500 — — 123,600 100,125 —	$ $ $	133,000 — — 247,200 267,000 —	$ $ $	199,500 — — 494,400 400,500 —	— 19,688 — — — —	— 78,750 — — — —	— 118,125 — — — —	— — 152,500 — — 42,300	$ $	— — 387,350 — — 133,245
Michael Ostermann	3/27/2012	AIP Performance Cash RSUs	$ $	164,187 132,000 —	$ $	328,373 352,000 —	$ $	656,746 528,000 —	— — —	— — —	— — —	— — 55,900	$	— — 176,085

(1)	The amounts shown illustrate fiscal 2013 award opportunities under the 2013 AIP and the performance unit cash awards issued in fiscal 2012. For additional information regarding the 2013 AIP and the performance unit cash awards, refer to pages 24-25 and 26-29 of the CD&A herein.

(2)	The amounts shown represent the number of performance share awards granted to Mr. Hirt in connection with the commencement to his employment with the Company, which, to the extent earned, will vest and be distributed in shares of our common stock. For additional information regarding the performance share awards, refer to pages 29-30 of the CD&A herein.

(3)	The amounts in this column reflect the grant date fair value computed in accordance with ASC Topic 718 . Grant date fair value of performance-based stock awards is evaluated using a Black-Scholes Valuation Model (“BSVM”), a common fair value model , based on the most probable outcome award payout level. For additional information, refer to Note 9 of our financial statements in our Annual Report on Form 10-K for the fiscal year ended March 31, 2012.

FISCAL 2012 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

This table provides information on the current holding of stock options, restricted stock and restricted stock units for the named executive officers.

	Option Awards			Stock Awards
	Option Grant Date	Number of Securities Underlying Unexercised Options (#)(1)	Number of Securities Underlying Unexercised Options (#)(2)	Option Exercise Price ($)(1)	Option Expiration Date	Stock Grant Date(2)	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)
Name		Exercisable	Unexercisable
James R. Bolch						7/26/2010	750,000	$2,347,500
							58,610	$177,189
						3/29/2011	52,400	$164,012
						3/27/2012	285,400	$893,302
Phillip A. Damaska	1/31/2005	12,000	0	$13.41	08/29/15
	11/29/2005	16,000	0	$4.46	11/29/15
	9/21/2006	34,900	0	$3.66	09/21/16
	3/22/2007	16,795	0	$8.84	03/22/17
						06/29/2007	700	$2,191
	5/15/2008	31,310	0	$14.87	05/15/18	05/15/2008	2,942	$9,208
	5/04/2009	14,632	7,316	$6.29	05/04/19
						3/25/2010	5,639	$17,650
						3/29/2011	11,934	$37,353
						3/27/2012	62,800	$196,564
Barbara A. Hatcher	10/13/2004	10,500	0	$13.41	10/13/14
	11/29/2005	9,954	0	$4.46	11/29/15
	9/21/2006	56,100	0	$3.66	09/21/16
	3/22/2007	26,991	0	$8.84	03/22/17
						06/29/2007	700	$2,191
	5/15/2008	24,153	0	$14.87	05/15/18	05/15/2008	2,269	$7,102
	5/04/2009	13,169	6,584	$6.29	05/04/19
						3/25/2010	4,375	$13,694
						3/29/2011	9,267	$29,006
						3/27/2012	49,000	$153,370
R. Paul Hirt, Jr.						11/18/2011	100,000	$313,000
						11/18/2011	52,500	$164,325
						3/27/2012	42,300	$132,399
Michael Ostermann	5/04/2009	16,082	8,042	$6.29	05/04/19
						3/25/2010	6,112	$19,131
						3/29/2011	11,266	$35,263
						3/27/2012	55,900	$174,967

(1)	The 2004 Plan was amended effective August 22, 2007 to provide that the exercise price would be equal to the closing price of the Company’s common stock on the grant date or the average closing price of our common stock for the ten days preceding the grant date, whichever is higher. On February 18, 2008, the executive officers and directors executed amendments to the option awards approved by the Board and granted to non-employee directors and executive officers where the exercise price was lower than closing price of the Company’s common stock on the grant date.

(2)	All stock grants listed in this column represent restricted stock, with the exception of the March 22, 2007 grant of restricted stock units for all the named executive officers, and Mr. Ostermann’s awards.

(3)	Mr. Bolch received two grants of restricted stock in connection with the commencement of his employment on July 26, 2010. The grant of 750,000 shares vests on July 26, 2013. Mr. Hirt received two grants of restricted stock in connection with the commencement of his employment on November 18, 2011. The grant of 100,000 shares vests on November 18, 2014.

(4)	The market value of unvested restricted stock is based on the $3.13 closing price of our stock on the NASDAQ Global Market on March 31, 2012.

The number of options granted is based, in part, on the theoretical value of the options. The Committee has traditionally used the BSVM. The BSVM uses a complex calculation designed to provide the theoretical value of an option at the date of grant. The BSVM calculates a probability distribution of future stock prices at a future exercise date by using an expected return equal to the risk-free rate of return. The return varies with the volatility of the security calculated as of the date of grant. Probability-weighted future payouts are then discounted back to present day dollars based on a risk-free rate of return. The parameters used in valuations include:

• Volatility:	The tendency of the market price of the security underlying the option to fluctuate either up or down.
• Risk-Free Rate:	The theoretical rate of return attributed to an investment with zero risk.
• Term:	The expected life of a stock option held by a Company employee before exercise or cancellation.
• Grant Price:	Market value of stock price on day stock option was granted.

FISCAL 2012 OPTION EXERCISES AND STOCK VESTED TABLE

The following table provides information for the named executive officers, on (1) stock option exercises during fiscal 2012, including the number of shares acquired upon exercise and the value realized and (2) the number of shares acquired upon the vesting of stock awards and the value realized.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(3)	Value Realized on Vesting ($)(4)
James R. Bolch(1)	—	—	54,504	$295,832
Phillip A. Damaska(2)	—	—	19,434	$76,207
Barbara A. Hatcher	—	—	19,948	$77,631
R. Paul Hirt, Jr.	—	—	—	—
Michael Ostermann	—	—	11,746	$36,549

(1)	Mr. Bolch forfeited 12,016 of the shares listed above to pay withholding tax obligations related to the vested shares.
(2)	Mr. Damaska forfeited 9,643 of the shares listed above to pay withholding tax obligations related to the vested shares.

(3)	All vested stock listed in this column represents restricted stock and vested, non-forfeitable restricted stock units (whether shares have been delivered or not delivered).

(4)	Values based on the closing price of our common stock on the respective exercise or vesting dates. Where the vesting date occurred on a Saturday or Sunday, value is based on the closing price on the last market date prior to the vesting date.

FISCAL 2012 PENSION BENEFITS TABLE

The table below sets forth information on the pension benefits for the named executive officers.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)		Actual Cash Balance Account ($)	Payments During Last Fiscal Year ($)
James R. Bolch	—	—		—	—	—
Phillip A. Damaska	Cash Balance	7		$19,056	$20,372	—
Barbara A. Hatcher(2)	Cash Balance GNB	11 3.3	$ $	70,525 72,734	$75,393	—
R. Paul Hirt	—	—		—	—	—
Michael Ostermann	—	—		—	—	—

(1)	Consistent with the Company’s adoption of FASB ASC Topic 715, benefits are valued based on years of service as of March 31, 2012.

(2)	Ms. Hatcher participated in a pension plan with GNB Industrial, which merged with the Company in 2000. This plan is managed by the Company but was frozen as of December 31, 2000.

FISCAL 2012 DIRECTOR COMPENSATION TABLE

Directors who are employees receive no additional compensation or retirement benefits for serving on the Board or its committees. In fiscal 2012, we provided the following annual compensation to our non-employee directors:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Total ($)
John P. Reilly, Chairman	$167,500	$80,000	—	$247,500
Herbert F. Aspbury	$98,000	$80,000	—	$178,000
Michael R. D’Appolonia	$81,500	$80,000	—	$161,500
David S. Ferguson	$93,500	$80,000	—	$173,500
John O’Higgins	$75,000	$80,000	—	$155,000
Dominic J. Pileggi	$77,500	$80,000	—	$157,500
Michael P. Ressner	$88,000	$80,000	—	$168,000
Carroll R. Wetzel, Jr.	$89,500	$80,000	—	$169,500

(1)	This column represents the amount of cash compensation earned by the non-employee directors for meeting fees, annual retainer, Chairman retainer and Committee Chair retainers.

(2)	The amounts reported in this column reflect the grant date fair value date of the restricted stock unit awards granted to our non-employee directors during fiscal 2012 calculated in accordance with FASB ASC Topic 718. These values have been determined under the principles used to calculate the value of equity awards for purposes of our financial statements. Assumptions used in the calculation of these amounts are included in Note 9 of the Company’s financial statements in our Annual Report on Form 10-K for the fiscal year ended March 31, 2012. The non-employee directors had the following aggregate number of restricted stock unit awards outstanding at March 31, 2012: Mr. Reilly 16,032, Mr. Aspbury 16,032, Mr. D’Appolonia 16,032, Mr. Ferguson 16,032, Mr. O’Higgins 21,112, Mr. Pileggi 21,112, Mr. Ressner 16,032, and Mr. Wetzel 16,032. None of the directors had any outstanding stock options.

Each non-employee director receives an annual cash retainer of $50,000 payable prospectively in quarterly cash installments. Additionally, the Chairman of the Board receives an annual retainer of $100,000, payable prospectively in quarterly installments. On May 26, 2011, the Board approved an increase in the Chairman’s annual retainer to $100,000 from $90,000 to more closely align his retainer with market rates. The Chairman of the Audit Committee and Compensation Committee receive an additional annual cash retainer of $15,000. The Chairman of each of the Finance Committee and the Nominating and Corporate Governance Committee receives an additional annual cash retainer of $10,000. Each member of the Board also receives $1,500 for each Board or committee meeting attended in person and $1,000 for each Board or committee meeting attended telephonically. Each non-employee director also receives annual equity compensation of $80,000 in the form of restricted stock unit awards. Additionally, each new director receives restricted stock units valued at $50,000 that vest ratably over two years beginning with the first Annual Meeting following one year of service Such awards accelerate if the director is nominated but not re-elected at a stockholder meeting. The restricted stock units become non-forfeitable at the conclusion of the director’s annual service, but stock certificates will not be issued until each director’s retirement from the Board.

FISCAL 2012 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL TABLE

The tables and narratives below describe the potential payments to each named executive officer upon termination. In accordance with SEC rules, all information described in this section is presented as if a triggering event occurred on March 31, 2012.

Name	Benefit	Termination w/o Cause or by employee for Good Reason	Termination w/ Cause or by employee w/o Good Reason	Termination w/o Cause within 24 months after a Change in Control	Death	Disability
James R. Bolch	Base Salary(1)	$2,025,000	—	$2,250,000	—	—
	Cash Inducement Award(2)	$1,713,200	—	$1,713,200	$1,713,200	$1,713,200
	AIP(3)	$1,125,000	—	$2,812,500	$1,125,000	$1,125,000
	Restricted Shares/RSU(4)	$2,347,500	—	$3,852,006	$2,347,500	$2,347,500
	Performance Unit Share Award(5)	—	—	$778,384	$377,765	$377,765
	Performance Unit Cash Award(6)	—	—	$849,000	$283,000	$283,000
	COBRA(7)	$27,642	—	$27,642	—	—

(1)	Values based on Mr. Bolch’s base salary in effect as of March 31, 2012. In addition to the amount listed above, Mr. Bolch would receive earned but unpaid salary and earned but unpaid vacation through the date of termination under any circumstance, including death or disability.

(2)	Mr. Bolch is entitled to receive any earned but unpaid cash inducement bonus for the remaining portion of his employment.

(3)	Mr. Bolch is entitled to receive any earned but unpaid fiscal 2012 award under the 2012 AIP. For purposes of this table, no amount was included since there was no payout under the under the 2012 AIP.

(4)	Values based on the number of inducement restricted shares under the 2009 Stock Incentive Plan that would vest upon termination multiplied by the $3.13 closing price of our common stock on March 31, 2012.

(5)	Value assumes target level is reached for performance shares pro-rated for the period ended March 31, 2012, except for a termination under a change in control, in which event all granted shares would be paid at assumed target level. Value assumes that target level is reached for outstanding performance share awards multiplied by the $3.13 closing price of our common stock on March 31, 2012.

(6)	Value assumes target level is reached for performance cash pro-rated for the period ended March 31, 2012, except for a termination under a change in control, in which event all granted performance cash awards would be paid at assumed target level.

(7)	Based on rates in effect as of March 31, 2012 and assumes full 18 months of COBRA eligibility.

Name	Benefit	Termination w/o Cause(1)		Voluntary Termination(2)	Death		Disability		Termination w/o Cause within 24 months after a Change in Control
Phillip A. Damaska	Base salary(1) Stock Options(2) AIP Restricted Shares/RSU(3) Performance Unit Cash Award(4) Performance Share Award(5) COBRA(6)	$ $	410,000 — — — — — 17,228	— — — — — — —	$ $	— — — — 64,333 89,274 —	$ $	— — — — 64,333 89,274 —	$ $ $ $ $ $	820,000 — 410,000 262,967 193,000 161,924 25,035
Barbara A. Hatcher	Base salary(1) Stock Options(2) AIP Restricted Share/RSU(3) Performance Unit Cash Award(4) Performance Share Award(5) COBRA(6)	$ $	370,800 — — — — — 13,407	— — — — — — —	$ $	— — — — 50,000 76,529 —	$ $	— — — — 50,000 76,529 —	$ $ $ $ $ $	741,600 — 370,800 205,362 150,000 147,423 20,170.08
R. Paul Hirt, Jr.	Base salary(1) Stock Options(2) AIP Restricted Share/RSU(3) Performance Unit Cash Award(4) Performance Share Award(5) COBRA(6)	$ $	400,000 — — — — — 18,305	— — — — — — —	$ $	— — — — 22,988 42,498 —	$ $	— — — — 22,988 42,498 —	$ $ $ $ $ $	800,000 — 400,000 609,724 133,333 246,488 27,642
Michael Ostermann	Base salary(1) Stock Options(2) AIP Restricted Shares/RSU(3) Performance Unit Cash Award(4) Performance Share Award(5)		$531,348 — — — — —	— — — — — —	$ $	— — — — 61,000 94,155	$ $	— — — — 61,000 94,155	$ $ $ $ $	1,062,697 — 531,348 229,360 183,000 167,680

(1)	Upon termination without cause by the Company, Messrs. Damaska, Hirt and Ostermann and Ms. Hatcher would receive one year of severance, regardless of whether they obtain employment elsewhere during such year. Upon a termination following a change in control, Messrs. Damaska, Hirt and Ostermann and Ms. Hatcher would receive 200% of their respective annual base salary. Assumes there would be no change in severance policy after a change in control. Mr. Ostermann’s compensation is paid in Euros and reflects the Euro/U.S. Dollar exchange rate of 1.33/1.00 at March 31, 2012.

(2)	Values shown were determined by multiplying the number of “in the money” options that would vest upon termination by the difference between the exercise price and the closing price of our stock on March 31, 2012. Excludes valuation of shares otherwise exercisable at March 31, 2012.

(3)	Values based on the number of shares not vested at March 31, 2012 multiplied by the $3.13 closing price of our common stock on March 31, 2012. Excludes valuation of shares otherwise vested or non-forfeitable at March 31, 2012.

(4)	Value assumes target level is reached for performance cash pro-rated for the period ended March 31, 2012, except for a termination under a change in control, in which event all granted performance cash awards would be paid at assumed target level.

(5)	Value assumes target level is reached for performance shares pro-rated for the period ended March 31, 2012, except for a termination under a change in control, in which event all granted shares would be paid at assumed target level. Value assumes that target level reached for outstanding performance share awards multiplied by the $3.13 closing price of our common stock on March 31, 2012.

(6)	Based on rates in effect as of March 31, 2012 and assumes full 18 months of COBRA eligibility.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of the Company’s common stock beneficially owned as of July 18, 2012, unless otherwise noted, of the following:

•	each person whom we know beneficially owns more than five percent of our common stock;

•	each of our directors and nominees for the Board;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

Unless otherwise noted below, the address of each beneficial owner is c/o Exide Technologies, 13000 Deerfield Parkway, Building 200, Milton, GA 30004.

Except as indicated by the footnotes below, we believe, based on information furnished to our company, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 78,368,838 shares of common stock outstanding at June 30, 2012. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, in accordance with the rules of the SEC we included outstanding shares of common stock subject to options, warrants or restricted stock units held by that person that are currently exercisable or exercisable within 60 days of July 18, 2012. We did not deem these shares outstanding, however, for purposes of computing the percentage ownership of any other person.

The information provided in the table below is based on our records, information filed with the SEC and information provided to us, except where otherwise noted.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
5% Stockholders
FMR LLC(1)	7,699,756	9.8%
82 Devonshire Street
Boston, MA 02109
Jeffrey L. Gendell(2)	6,666,991	8.5%
c/o Tontine Capital Management, L.L.C.
55 Railroad Avenue, 1st Floor
Greenwich, CT 06830
DNB Asset Management(3)	3,982,864	5.1%
Ovre Slottsgate 3
Oslo, Norway N-0021
Blackrock Inc.(4)	3,930,191	5.0%
40 East 52nd St.
New York, NY 10022
Directors and Executive Officers(5)
Herbert F. Aspbury	77,529	*
James R. Bolch	1,186,899	1.5
Michael R. D’Appolonia	97,362	*
David S. Ferguson	92,682	*
John O’Higgins	42,455	*
Dominic J. Pileggi	42,455	*
John P. Reilly	103,363	*
Michael P. Ressner	91,599	*
Carroll R. Wetzel	112,585	*

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
Phillip A. Damaska	309,683		*
Barbara A. Hatcher	287,323		*
R. Paul Hirt, Jr.	194,800		*
Michael Ostermann	115,260		*
All Directors and executive officers as a group (15 persons)	2,959,298	3.8%

*	Represents less than 1% of the outstanding common stock.

(1)	Based on the Schedule 13G/A filed with the SEC on February 14, 2012 by FMR LLC and its affiliates (“FMR”). FMR stated in its Schedule 13G/A filing that, of the 9,038,856 shares beneficially owned as of December 31, 2011, it has sole voting power with respect to all such shares.

(2)	Based on the Schedule 13G/A filed with the SEC on February 10, 2012 by Tontine Overseas Associates, L.L.C., Tontine Capital Management, L.L.C., Tontine Asset Associates, LLC and Jeffrey L. Gendell (collectively, “Tontine”). Tontine stated in its Schedule 13G/A that Mr. Gendell is the Managing Member of Tontine Overseas Associates, L.L.C., Tontine Capital Management, L.L.C., Tontine Asset Associates, LLC and, in that capacity, directs their operations. Mr. Gendell has the sole power to vote or direct the vote of 1,129,001 shares and shared power to vote or direct the vote of the remaining 6,666,991 shares.

(3)	Based on the Schedule 13G/A filed by DNB Asset Management AS (“DNB”) with the SEC on February 8, 2012. DNB stated in its Schedule 13G/A filing that, of the 3,982,864 shares beneficially owned as of December 31, 2011, it has sole voting power with respect to all such shares.

(4)	Based on the Schedule 13G/A filed by BlackRock, Inc. with the SEC on February 13, 2012. BlackRock stated in its Schedule 13G/A filing that, of the 4,266,559 shares beneficially owned as of December 31, 2011, it has sole voting power with respect to all such shares.

(5)	Includes shares of our common stock that may be acquired by exercise of stock options or in connection with vesting of restricted stock units within 60 days of July 16, 2012 for directors and executive officers as follows: Mr. Aspbury, 70,735 shares; Messrs. D’Appolonia, Reilly and Ressner, 78,480 shares each; Messrs. Ferguson and Wetzel, 76,408 shares each; Messrs. O’Higgins & Pileggi, 42,455 shares each; Mr. Damaska, 132,953 shares; Ms. Hatcher, 147,451 shares; Mr. Ostermann, 24,124 shares; and all directors and executive officers as a group, 954,539 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of our common stock to file with the SEC reports regarding their ownership and changes in ownership. Based upon a review of filings with the SEC and written representations that no other reports were required, we believe that all of our directors, executive officers and 10% stockholders complied during fiscal 2012 with the reporting requirements of Section 16(a).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Pursuant to our Corporate Governance Guidelines, as well as the written Related Party Transaction Policy adopted by the Board on March 22, 2007, the Audit Committee is responsible for the review of “related person transactions” between the Company and related persons, including directors, executive officers, director nominees, 5% stockholders of the Company, as well as the immediate family members of each of the foregoing individuals. These related person transactions apply to any transaction or series of transactions in which we or one of our subsidiaries is a participant, the amount involved exceeds $120,000 and a related person has a direct or indirect material interest.

We annually solicit information from our directors and executive officers in order to monitor potential conflicts of interest. Director nominees are also requested to provide us the foregoing information. The Audit Committee considers whether any proposed related person transaction is on terms and conditions that are reasonable under the circumstances and in the best interest of stockholders.

In fiscal 2012, we billed to, or received from Thomas & Betts and its subsidiaries, including JT Packard, the principal assets of which were purchased by Thomas & Betts in 2010, payments in the amount of approximately $325,000 for the supply of batteries, including new battery systems and temporary battery systems, and the service of those battery systems. Mr. Pileggi is the Chairman and former Chief Executive Officer of Thomas & Betts Corporation, a subsidiary of ABB, Ltd. At the time we began supplying JT Packard, Mr. Pileggi was not one of our directors. The Audit Committee and Board ratified and confirmed the related person transactions discussed above, and approved future supply and service to Thomas & Betts and all its consolidated subsidiaries in accordance with our related party transaction policy up to a maximum amount of $10 million per year (above which further audit committee and board approval will be required).

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR 2013 ANNUAL MEETING

You may submit proposals, including director nominations, for consideration at future stockholder meetings.

Stockholder Proposals.    For a stockholder proposal to be considered for inclusion in our proxy statement for the Annual Meeting next year, our Corporate Secretary must receive the written proposal at our principal executive offices no later than March 30, 2013. Such proposals must also comply with Section 2.03 of our Bylaws and SEC regulations under Rule 14a-8 of the Exchange Act regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Exide Technologies

13000 Deerfield Parkway

Building 200

Milton, Georgia 30004

Attn: Corporate Secretary

Fax: (678) 566-9229

For a stockholder proposal that is not intended to be included in our proxy statement under Rule 14a-8 of the Exchange Act, the stockholder proposal must be made in accordance with the provisions of our bylaws, which require the stockholder to, among other things: (1) comply with all applicable requirements of the Exchange Act, (2) provide the information required by Section 2.03 of our Bylaws and (3) give timely notice to our Corporate Secretary. In general, this notice must be received by our Corporate Secretary:

•	not earlier than the close of business on the one hundred twentieth day prior to the first anniversary of the Annual Meeting, or May 23, 2013; and

•	not later than the close of business on the ninetieth day prior to the first anniversary of the Annual Meeting, or June 22, 2013.

However, if the 2013 Annual Meeting of stockholders is moved more than 30 days before or more than 70 days after September 20, 2013, then notice must be delivered by the stockholder not earlier than the close of business on the one hundred twentieth day prior to such Annual Meeting and not later than the close of business on the later of the ninetieth day prior to such Annual Meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by our Company.

Nomination of Director Candidates.    You may propose director candidates for consideration by the Board’s Nominating and Corporate Governance Committee. Any such recommendation should include the nominee’s name and qualification for Board membership and should be directed to our Corporate Secretary at the address of our Company’s principal executive offices set forth above.

In addition, our Bylaws permit stockholders to nominate directors for election at an Annual Meeting of stockholders. To nominate a director, the stockholder must comply with the provisions of our Bylaws described briefly above. In addition, the stockholder must give timely notice to our Corporate Secretary in accordance with our Bylaws, which, in general, require that the notice be received by our Corporate Secretary within the time period described above for stockholder proposals that are not intended to be included in our proxy statement.

Copy of Bylaws Provisions.    You may contact our Corporate Secretary at our principal executive offices for a copy of the relevant provisions of our Bylaws regarding the requirements for making stockholder proposals and nominating director candidates.

The Board does not provide a process for stockholders to send other communications to the Board because it believes that the process available under applicable federal securities laws for stockholders to submit proposals for consideration at the Annual Meeting is adequate.

AVAILABILITY OF ANNUAL REPORT

You may obtain, without charge, a copy of our Annual Report on Form 10-K for the fiscal year ended March 31, 2012, including the financial statements and the financial statement schedules filed with the SEC pursuant to Rule 13a-1 of the Exchange Act. You may also obtain copies of exhibits to the Form 10-K, but we will charge a reasonable fee to stockholders requesting such exhibits. You should direct your request in writing to us at our address set forth on the first page of this proxy statement, attention: Brad S. Kalter, Corporate Secretary at 13000 Deerfield Parkway, Building 200, Milton, Georgia 30004 or by calling Investor Relations at (678) 566-9000.

ADDITIONAL INFORMATION

“Householding” of Proxy Materials.    The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability or proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Our Company and some brokers household proxy materials, delivering a single Notice of Internet Availability or proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or our Company that they or our Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Notice of Internet Availability or proxy statement, or if you are receiving multiple copies of the Notice of Internet Availability or proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to Exide Technologies, 13000 Deerfield Parkway, Building 200, Milton, Georgia 30004 or by calling Investor Relations at (678) 566-9000.

Proxy Solicitation Costs.    We are making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. If you choose to access the proxy materials and/or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur. Our officers and regular employees may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, telex, facsimile or other electronic means. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

DIRECTIONS TO THE ANNUAL MEETING OF STOCKHOLDERS

Directions To:

Atlanta Marriott Alpharetta

5750 Windward Parkway

Alpharetta, Georgia 30005

Tel. 770-754-9600

From Atlanta-Hartsfield-Jackson International Airport

Take Highway I-85 North to GA 400N (toll road)

Take GA 400N approximately 16 miles to Exit 11 — Windward Parkway

Turn Right at the exit ramp. The hotel is immediately on left at traffic light.

From I-85 South

Take I-285 West to Exit 27/Atlanta/Cumming/Dahlonega/GA 400-N.

Take GA 400 N approximately 14 miles to Exit 11/Windward Parkway.

Turn Right at exit ramp. Hotel is immediately on left at traffic light.

From I-75 South

Take Exit #259/Birmingham/Tampa/Greenville/Augusta onto I-285 East toward Greenville/Augusta. Go 7.1 miles.

Take Exit 27 / Atlanta/Cummings toward Dahlonega/GA-400N/Cummings. Go 14 mi.

Take Exit 11/Windward Parkway.

Turn Right at exit ramp. Hotel is immediately on left at traffic light.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Notice and Proxy Statement and Annual Report to Stockholders are available at www.proxyvote.com.

M48565-P28167

EXIDE TECHNOLOGIES

PROXY

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD SEPTEMBER 20, 2012

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Brad S. Kalter and Barbara A. Hatcher, and each or any of them, proxies of the undersigned, with full power of substitution, to vote all of the shares of Exide Technologies, a Delaware corporation (the “Company”), which the undersigned may be entitled to vote at the annual meeting of Stockholders of the Company to be held at the Atlanta Marriott Alpharetta, 5750 Windward Parkway, Alpharetta, Georgia 30005, on Thursday, September 20, 2012, beginning at 9:00 a.m. (local time) or at any adjournment or postponement thereof, as shown on the voting side of this card. This proxy will be voted as specified. If a choice is not specified, this proxy will be voted FOR the director nominees and FOR proposals 2 and 3 and, in the discretion of the proxy holders, on any other matter that properly comes before the meeting in accordance with the recommendations of the Board of Directors.

(Continued and to be signed on the reverse side.)

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

Signature (Joint Owners) Date Signature [PLEASE SIGN WITHIN BOX]

Date ANNUAL MEETING OF STOCKHOLDERS OF EXIDE TECHNOLOGIES

SEPTEMBER 20, 2012 PROXY VOTING INSTRUCTIONS

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on September 19, 2012. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on September 19, 2012. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 MercedesWay, Edgewood, NY 11717.

EXIDE TECHNOLOGIES 13000 DEERFIELD PARKWAY

BLDG 200 MILTON, GA 30004 M48565-P28167 To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. For All Except For All Withhold All EXIDE TECHNOLOGIES 1. The election of the following nine persons as directors of the Company. Nominees: 01) Herbert F. Aspbury 02) James R. Bolch 03) Michael R. D’Appolonia 04) David S. Ferguson 05) John O’Higgins 06) Dominic J. Pileggi 07) John P. Reilly 08) Michael P. Ressner 09) Carroll R. Wetzel, Jr. For Against Abstain 2. Advisory vote to approve the compensation of our named executive officers as described in the proxy statement. 3. Ratify the appointment of the Company’s Independent auditors for fiscal 2013.

The Board of Directors recommends a vote “For All” for proposal 1, and “For” proposal 2 and proposal 3.

In their discretion, the proxies are authorized to vote on any other matter that may properly come before the annual meeting or any adjournment or postponement thereof.

NOTE: This Proxy Card should be dated and signed by the stockholder exactly as the stockholder’s name appears hereon and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.